Exhibit 10.1

AGREEMENT AND PLAN OF MERGER
dated as of
June 16, 2026
by and among
SPACE EXPLORATION TECHNOLOGIES CORP.,
X67 INC.,
and
ANYSPHERE, INC.

Exhibit A – Form of Support and Proxy Agreement
Exhibit B – Form of Revest Agreement
Exhibit C – Form of Letter of Transmittal
Exhibit D – Form of IPO Lock-Up Agreement
Schedule 1 – Illustrative Calculation

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 16, 2026 by and among Anysphere, Inc., a Delaware corporation (the “Company”), Space Exploration Technologies Corp., a Texas corporation (“Parent”), and X67 Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).
W I T N E S S E T H :
WHEREAS, the respective boards of directors of the Company, Parent (or a committee thereof) and Merger Sub have approved and declared advisable the acquisition of the Company by Parent, by means of a merger of Merger Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Company anticipates that it will deliver to Parent and Merger Sub, as promptly as practicable after execution and delivery of this Agreement (and in any event no later than forty-eight (48) hours after the execution hereof) the written consent of the requisite Company stockholders (the “Company Stockholder Approval”), representing not less than a majority of the voting power of the outstanding Company Shares (voting together as a single class) approving the adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Requisite Company Vote”);
WHEREAS, on April 19, 2026, each of Parent and the Company entered into that certain Call Option Agreement (the “Option Agreement”), whereby the Company granted to Parent an exclusive option (the “Call Option”) to acquire the Company by merger of a wholly-owned subsidiary of Parent with and into the Company, on the terms and subject to the conditions of the Option Agreement;
WHEREAS, concurrent with, or promptly following, the execution and delivery of the Option Agreement, the Company has used reasonable best efforts to cause certain stockholders of the Company to enter into a Support Agreement, Proxy and Contingent Release in the form attached hereto as Exhibit A (each, a “Support and Proxy Agreement”) with Parent and the Company;
WHEREAS, (a) prior to, or concurrent with, the execution and delivery of the Option Agreement, the board of directors of the Company has delivered, and (b) concurrent with, or promptly following, the announcement of the transactions contemplated by the Option Agreement, the Company has used reasonable best efforts to cause (i) the stockholders of the Company representing not less than a majority of the voting power of the outstanding shares of Company Common Stock (other than those issued or issuable upon conversion of the shares of Company Preferred Stock) held by Key Holders (as defined in the Company’s certificate of incorporation) who are providing services to the Company as officers, employees or consultants, and (ii) the stockholders of the Company representing not less than a majority of the voting power of the shares of Class A Common Stock issued or issuable upon conversion of shares of Preferred Stock, in each case, with respect to clauses (i) and (ii), voting as a separate class (such stockholders, the “Dragging Stockholders”), to deliver written consents consenting to and approving a Sale of the Company (as defined in the A&R Voting Agreement) pursuant to Section 3 of the A&R Voting Agreement in respect of the Merger and specifying that the transactions contemplated by this Agreement constitute a Sale of the Company to which Section 3 of the A&R Voting Agreement shall apply;
WHEREAS, prior to the execution and delivery of this Agreement, certain service provider stockholders of the Company have entered into one or more Revest Agreements in the form attached hereto as Exhibit B (each, a “Revest Agreement”) with Parent and the Company;
WHEREAS, pursuant to the terms of the Option Agreement, Parent exercised the Call Option prior to the date hereof; and
WHEREAS, the parties hereto intend that the Merger (as defined below) will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury regulations promulgated thereunder (the “Treasury Regulations”) and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations thereunder.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01 Definitions.
(a)    As used herein, the following terms have the following meanings:
“1933 Act” means the Securities Act of 1933.
“1934 Act” means the Securities Exchange Act of 1934.
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any indication of interest, offer or proposal, including any amendments, adjustments, changes, revisions and supplements thereto, from any Third Party relating to, in a single transaction or a series of related transactions, (i) any acquisition, purchase or license, directly or indirectly, of assets of the Company and its Subsidiaries constituting 10% or more of the consolidated assets of the Company and its Subsidiaries, or securities constituting 10% or more of any class of equity or voting securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 10% or more of any class of equity or voting securities of the Company, (iii) any merger, consolidation, amalgamation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Third Party would acquire, directly or indirectly, assets of the Company and its Subsidiaries constituting 10% or more of the consolidated assets of the Company and its Subsidiaries, or (iv) any acquisition, purchase or license, directly or indirectly, of any material Company IP.
“Action” means any action, cause of action, suit, audit, litigation, arbitration, mediation, complaint, citation, claim (including any crossclaim or counterclaim), written demand, subpoena, enforcement action or proceeding (including any civil, criminal, administrative, regulatory, appellate or other proceeding), whether at equity or at law, in contract, in tort or otherwise.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person.
“AI Requirements” means, as they relate to Artificial Intelligence or Automated Decision-Making Technology: (i) all Applicable Laws from Governmental Authorities, including the European Artificial Intelligence Act (Regulation (EU) 2024/1689), Section 5 of the Federal Trade Commission Act, U.S. state consumer protection laws, U.S. state comprehensive privacy laws (including the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020), California’s AB 2013, the Texas Responsible Artificial Intelligence Governance Act, and New York City’s Local Law 144; (ii) binding industry standards; (iii) contractual obligations binding upon the Company or any of its Subsidiaries; and (iv) the Company’s and its Subsidiaries’ own written policies.
“Antitrust Action” means any action (including divestitures, hold separate arrangements, consent decrees, the termination, assignment, novation or modification of contracts or other business relationships, the acceptance of restrictions on business operations, the entry into other commitments and limitations) with respect to the Company, Parent and their respective Affiliates that is required by any Governmental Authority to provide its approval, consent, registration, permit, authorization, clearance, or other confirmation under Antitrust Laws for the consummation of the transactions contemplated by this Agreement, and litigation with respect to the foregoing.
“Antitrust Laws” means all Applicable Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, lessening of competition or restraint of trade, including the HSR Act.
“Applicable Data Protection Laws” means all Applicable Laws relating to data privacy, data protection, cybersecurity and/or data security, including, without limitation, if applicable, the Strengthening American Cybersecurity Act of 2022, the California Consumer Privacy Act of 2018, the California Privacy Rights Act of 2020, the EU General Data Protection Regulation 2016/679, the Data Protection Act 2018, the UK GDPR (as defined in the Data Protection Act 2018), the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426), the European Artificial Intelligence Act (Regulation (EU) 2024/1689), the Texas Responsible Artificial Intelligence Governance Act, New York City’s Local Law 144, and California’s AB 2013.
“Applicable Data Protection Requirements” means all (i) Applicable Data Protection Laws and (ii) internal and external policies, binding industry standards, and restrictions and requirements contained in any Contract to which the Company or any of its Subsidiaries is bound, in each case, relating to data privacy, data protection, cybersecurity and/or the processing of Personal Information.
“Applicable Date” means January 1, 2023.
“Applicable Law” means, with respect to any Person, any federal, state, local, foreign, international or transnational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, directive, order, permit, injunction, judgment, award, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding on or applicable to such Person, in each case, as amended unless expressly specified otherwise.
“Applicable Market” means either the Nasdaq Global Select Market or the New York Stock Exchange.
“Artificial Intelligence” means any system, software or process, including those systems, software and processes derived from machine learning, statistics or other data, designed to operate with varying levels of autonomy, that is capable of processing information and/or using computations, as whole or as part of a larger system, to (i) generate outputs (such as predictions or recommendations), (ii) make or execute a decision, or (iii) replace, substantially replace or facilitate human decision-making, in each case which would normally require human intelligence to produce, including: (A) large language models and foundation models that are intended to perform generally applicable functions such as image and speech recognition, audio and video generation, pattern detection, question answering, translation and other forms of content production with or without human involvement or oversight; (B) neural networks, statistical machine learning algorithms or reinforcement machine learning that operate with or without human involvement or oversight; and (C) training, validation, testing or scraped data processed by the foregoing.
“Automated Decision-Making Technology” means any Artificial Intelligence or technology that processes Personal Information and uses computation, as whole or part of a system, to make or execute a decision or replace, substantially replace or facilitate human decision- making.
“A&R Voting Agreement” means that certain Amended and Restated Voting Agreement, dated as of January 7, 2026 (as amended, restated, modified or supplemented from time to time), by and among the Company and certain of its stockholders party thereto.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto.
“Company Balance Sheet Date” means April 30, 2026.
“Company Disclosure Schedule” means the disclosure schedule dated the date of the Option Agreement regarding this Agreement that has been provided by the Company to Parent and Merger Sub, and all amendments thereto.
“Company Employee” means any employee of the Company or any of its Subsidiaries.
“Company Implied Per Share Value” means the implied per-share equity value of the Company, calculated by dividing (i) an equity value of sixty billion dollars ($60,000,000,000), without any increase for the aggregate exercise price of any Company Options, by (ii) the sum of the Company’s fully diluted capitalization (on an as-converted basis) with respect to all issued and outstanding Company Securities immediately prior to the Effective Time, including all outstanding Company Options on a gross basis. The illustrative calculation of the Company Implied Per Share Value, assuming a Closing Date of April 10, 2026, is attached hereto as Schedule 1 for illustrative purposes only.
“Company IP” means the Company Owned IP and Company Licensed IP.
“Company Licensed IP” means any and all Intellectual Property that Company or any of its Subsidiaries is licensed or otherwise permitted by other Persons to use.
“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the condition (financial or otherwise), business, assets, or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any event, circumstance, development, occurrence, fact, condition, effect or change to the extent arising or resulting from (A) changes, developments or conditions after the date hereof in the general economic or political conditions in the United States, including any actual stoppage, shutdown, disputed election, tariffs, default or similar event or occurrence affecting a national or federal government, or in the financial, debt, credit, capital or securities markets, including changes in interest rates, (B) changes generally affecting the industries in which the Company and its Subsidiaries operate, (C) changes or proposed changes in Applicable Law or interpretations thereof or regulatory conditions or any changes in the enforcement thereof, including changes in tax law, interpretations and regulations, in each case, after the date hereof, (D) changes or proposed changes after the date hereof in GAAP or other accounting standards or interpretations thereof, (E) acts of war (whether or not declared), hostilities, military actions or acts of terrorism, cyberterrorism or cyber-intrusion by a Governmental Authority, or any escalation or worsening of the foregoing, (F) weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, floods or other natural disasters or other comparable events), (G) epidemic, pandemic, disease outbreak or other public health-related event, or any escalation or worsening of the foregoing, (H) the negotiation, execution, announcement or performance of this Agreement or the Option Agreement, or the consummation of the Merger or the other transactions contemplated hereby or thereby (including the exercise of the Call Option pursuant to the Option Agreement), including the impact thereof on the relationships, contractual or otherwise, with employees, labor unions, financing sources, customers, suppliers, distributors, vendors, regulators, partners (including business or model partners) or other Persons, or on any revenues, income or expenses of the Company or any of its Subsidiaries (it being understood that this clause (H) shall not apply to a breach of any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement or the announcement or consummation of the transactions contemplated hereby), including the matters set forth on Schedule 1.01(c), (I) any failure of any of the Company or any of its Subsidiaries to meet, with respect to any period or periods, any internal or published projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts or basis for such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect to the extent not otherwise falling within any of the other exceptions set forth in clauses (A) through (K) hereof), (J) any action taken by the Company or any of its Subsidiaries that is expressly required by this Agreement or any action taken or omitted to be taken by the Company or any of its Subsidiaries at the written request of Parent or (K) any Antitrust Actions; provided, however, that if any event, circumstance, development, occurrence, fact, condition, effect or change described in any of clauses (A) through (G) has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, such disproportionate effect shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.
“Company Opinion” means a tax opinion letter from Kirkland & Ellis LLP, counsel to the Company (“Kirkland”), or another nationally recognized law firm reasonably satisfactory to the Company (Kirkland or such other nationally recognized law firm, as applicable, “Company Opinion Counsel”), addressed to the Company, dated the Closing Date, that sets forth Company Opinion Counsel’s opinion that (i) the Merger will qualify, as of the Closing, as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of the Company and Parent will be, as of the Closing, a “party to the reorganization” within the meaning of Section 368(b) of the Code.
“Company Opinion Counsel” has the meaning set forth in the definition of “Company Opinion.”
“Company Option” means an option to purchase shares of Company Common Stock issued by the Company pursuant to, or otherwise governed by, any of the Equity Plans.
“Company Owned IP” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Company RSA” means, without duplication, a share of Company Common Stock outstanding under any of the Equity Plans or otherwise under any revest agreement (excluding the Revest Agreements entered into in connection with the transactions contemplated hereby)

outstanding as of the date hereof, in each case, that is subject to forfeiture or a right of repurchase by the Company. Section 1.01 of the Company Disclosure Schedule sets forth a list of all Company RSAs as of the date of the Option Agreement.
“Company RSU” means a restricted stock unit issued by the Company pursuant to, or otherwise governed by, any of the Equity Plans, including, for the avoidance of doubt, any restricted stock units that are subject to performance vesting conditions.
“Compute Agreement” means that certain Compute Agreement, dated as of April 19, 2026 (as amended, restated, modified or supplemented from time to time), by and between Parent and the Company.
“Contract” means any contract, agreement, lease, sublease, occupancy agreement, license, sublicense, indenture, note, bond, loan, mortgage, deed of trust, concession, franchise, Permit or other binding instrument, commitment or undertaking, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extensions or renewals thereto.
“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“DGCL” means the General Corporation Law of the State of Delaware.
“Employee Holder” means each holder of Company RSUs who is a current or former employee of the Company or any of its Subsidiaries.
“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA), (ii) compensation, employment, individual consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, or post-employment or retirement benefits (including compensation, pension, health, medical or welfare insurance benefits), in each case, whether or not written, that is sponsored, maintained, administered, contributed to, or entered into, by the Company or any of its Subsidiaries for the current or future benefit of any current or former Service Provider or with respect to which the Company or any of its Subsidiaries has any liability. For the avoidance of doubt, a Multiemployer Plan and any plan or arrangement sponsored or required by a Governmental Authority shall not constitute an Employee Plan.
“Environment” means any air (whether ambient outdoor or indoor), surface water, drinking water, groundwater, land surface, wetland, subsurface strata, soil, sediment, plant or animal life and any other natural resources.

“Environmental Laws” means any Applicable Laws (including common law), or any legally binding consent order or decree issued by any Governmental Authority, relating to protection of the Environment, the prevention of pollution, the containment, clean-up, preservation, protection and reclamation of the Environment, health and safety (as it relates to exposure to Hazardous Substances) or to the generation, use, management, transportation, storage, disposal, treatment or release of Hazardous Substances.
“Environmental Permits” means all Permits required under Environmental Laws.
“Equity Plans” means, collectively, the Anysphere 2023 Stock Option and Grant Plan and ScreenPlay Studios 2020 Equity Incentive Plan, each as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business that is treated as a single employer under Section 414(b), (c) or (m) of the Code with the Company or its Subsidiaries.
“Exchange Ratio” means the ratio determined by dividing (i) the Company Implied Per Share Value by (ii) the Parent Share Price.
“GAAP” means generally accepted accounting principles in the United States.
“Gibson Dunn” has the meaning set forth in the definition of “Parent Opinion.”
“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality.
“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, in each case, that is regulated under any Environmental Law due to its dangerous or deleterious properties, including (i) petroleum and petroleum products, including crude oil and any fractions thereof, (ii) natural gas, synthetic gas and any mixtures thereof, (iii) polychlorinated biphenyls, (iv) asbestos or asbestos-containing materials, (v) radioactive materials, and (vi) per- and polyfluoroalkyl substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person: (i) for borrowed money; (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) pursuant to securitization or factoring programs or arrangements; (iv) pursuant to guarantees of any Indebtedness of any other Person (other than between or among any of the Company and its wholly owned Subsidiaries); (v) providing for net cash payment obligations of such Person under swaps, options, derivatives and other hedging

Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); or (vi) pursuant to letters of credit and bank guarantees entered into by or on behalf of such Person.
“Intellectual Property” means any and all intellectual property rights or similar proprietary rights arising from or under the Applicable Laws of the United States or any other jurisdiction, including rights in all of the following: (i) trademarks, service marks, trade names, slogans, logos, brand names, certification marks, trade dress, and other indications of origin (whether or not registered), the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (“Marks”), (ii) inventions, whether or not patentable or reduced to practice, all improvements thereto, statutory invention registrations, utility models, supplementary protection certificates, patents, applications for patents (including divisions, continuations, continuations in part, provisionals, non- provisionals and renewal applications), and any renewals, reexaminations, substitutions, extensions or reissues thereof, in any jurisdiction (“Patents”), (iii) Trade Secrets, (iv) copyrightable writings and other copyrightable works, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals, reversions, restorations, derivative works or extensions in connection with the foregoing, now or hereafter provided by Applicable Law, regardless of the medium of fixation or means of expression (“Copyrights”), (v) moral rights, data and database rights, design rights, industrial property rights, publicity rights and privacy rights, (vi) Software; (vii) Internet domain names, social media handles and pages and the content, and identifiers and designations found thereon and related thereto (“Internet Property”) and (viii) all other intellectual property or proprietary rights, including all remedies and causes of action rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing.
“IPO” means Parent’s first underwritten public offering of its common stock under the 1933 Act.
“IPO Date” means the effective date of the registration statement for the IPO.
“IT Assets” means information technology devices, computers, computer software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines and all other information technology equipment, and all associated documentation, owned by, or licensed or leased to, the Company or any of its Subsidiaries.
“Knowledge” means (i) with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Section 1.01(a)(i) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge after reasonable inquiry of the individuals listed on Section 1.01(a)(ii) of the Parent Disclosure Schedule.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.
“Lien” means, with respect to any property or asset, any mortgage, lien, license, sublicense, covenant not to sue, pledge, option, hypothecation, adverse right, restriction, charge, security interest, right of first refusal, restriction on transfer and assignment, encumbrance or other adverse claim of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Applicable Law, Contract or otherwise) capable of becoming any of the foregoing, in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“made available to Parent” means that such information, document or material was: (i) made available for review by Parent or Parent’s Representatives at least 12 hours prior to the execution and delivery of the Option Agreement in the virtual “data room” hosted by Box Drive and maintained by the Company in connection with this Agreement; or (ii) provided by the Company or its Representatives via email to Parent or its Representatives at least 12 hours prior to the execution and delivery of the Option Agreement.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Open Source Software” means Software that is licensed pursuant to any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses shall include all versions of GNU GPL, GNU LGPL, GNU Affero GPL, MIT license, Eclipse Public License, Common Public License, CDDL, Mozilla Public License, BSD license and Apache license) and any “copyleft” license or any other license under which such Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms.
“ordinary course of business” means any action taken by the Company or any of its Subsidiaries in the ordinary course of the Company’s and its Subsidiaries’ business substantially consistent with past practice.
“Parent Balance Sheet Date” means March 31, 2026.
“Parent Class A Restricted Share” means each share of the Class A Common Stock of Parent that is subject to forfeiture or a right of repurchase by Parent.
“Parent Class B Restricted Share” means each share of the Class B Common Stock of Parent that is subject to forfeiture or a right of repurchase by Parent.
“Parent Common Stock” means (i) if Parent is a Public Parent, its common stock publicly traded on an Applicable Market, and (ii) if Parent is a Private Parent, the Class A Common Stock, par value $0.001 per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedule dated the date of the Option Agreement regarding this Agreement that has been provided by Parent and Merger Sub to the Company.
“Parent Equity Plans” means the Space Exploration Technologies Corp. 2015 Equity Incentive Plan, the Space Exploration Technologies Corp. 2024 Equity Incentive Plan, the Amended and Restated xAI Corp. 2023 Equity Incentive Plan, the X Holdings Corp. 2023 Incentive Plan, the xAI Holdings Corp. 2025 Equity Incentive Plan, the Swarm 2017 Stock Plan, the Space Exploration Technologies Corp. Amended and Restated 2017 Employee Stock Purchase Plan and the Space Exploration Technologies Corp. 2023 Employee Stock Purchase Plan.
“Parent Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the condition (financial or otherwise), business, assets, or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any event, circumstance, development, occurrence, fact, condition, effect or change to the extent arising or resulting from (A) changes, developments or conditions after the date hereof in the general economic or political conditions in the United States, including any actual stoppage, shutdown, disputed election, tariffs, default or similar event or occurrence affecting a national or federal government, or in the financial, debt, credit, capital or securities markets, including changes in interest rates, (B) changes generally affecting the industries in which Parent and its Subsidiaries operate, (C) changes or proposed changes in Applicable Law or interpretations thereof or regulatory conditions or any changes in the enforcement thereof, including changes in tax law, interpretations and regulations, in each case, after the date hereof, (D) changes or proposed changes after the date hereof in GAAP or other accounting standards or interpretations thereof, (E) acts of war (whether or not declared), hostilities, military actions or acts of terrorism, cyberterrorism or cyber-intrusion by a Governmental Authority, or any escalation or worsening of the foregoing, (F) weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, floods or other natural disasters or other comparable events), (G) epidemic, pandemic, disease outbreak or other public health-related event, or any escalation or worsening of the foregoing, (H) any change, in and of itself, in the market price or trading volume of Parent’s securities; provided that the exception in this clause shall not prevent or otherwise affect a determination that any underlying event, circumstance, development, occurrence, fact, condition, effect or change that is the cause of such change has resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect to the extent not otherwise falling within any of the other exceptions set forth in clauses (A) through (L) hereof, (I) the negotiation, execution, announcement or performance of this Agreement or the Option Agreement, or the consummation of the Merger or the other transactions contemplated hereby or thereby (including the exercise of the Call Option pursuant to the Option Agreement), including the impact thereof on the relationships, contractual or otherwise, with employees, labor unions, financing sources, customers, suppliers, distributors, vendors, regulators, partners (including business or model partners) or other Persons, or on any revenues, income or expenses of Parent or any of its Subsidiaries (it being understood that this clause (I) shall not apply to a breach of any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement or the announcement or consummation of the transactions contemplated hereby), (J) any failure of any of Parent or any of its Subsidiaries to meet, with respect to any period or periods, any internal or published projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts or basis for such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect to the extent not otherwise falling within any of the other exceptions set forth in clauses (A) through (L) hereof), (K) any action taken by Parent or any of its Subsidiaries that is expressly required by this Agreement or (L) any Antitrust Actions; provided, however, that if any event, circumstance, development, occurrence, fact, condition, effect or change described in any of clauses (A) through (G) has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries operate, such disproportionate effect shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect.
“Parent Opinion” means a tax opinion letter from Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), or another nationally recognized law firm reasonably satisfactory to Parent (Gibson Dunn or such other nationally recognized law firm, as applicable, “Parent Opinion Counsel”), addressed to Parent, dated the Closing Date, that sets forth Parent Opinion Counsel’s opinion that (i) the Merger will qualify, as of the Closing, as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of the Company and Parent will be, as of the Closing, a “party to the reorganization” within the meaning of Section 368(b) of the Code.
“Parent Opinion Counsel” has the meaning set forth in the definition of “Parent Opinion.”
“Parent Option” means each stock option to purchase shares of Parent Common Stock.
“Parent RSU” means each restricted stock unit or stock award unit corresponding to a share of Parent Common Stock that is subject to restrictions based on performance and/or continuing service.
“Parent Share Price” means (i) if Parent is a Public Parent, the volume-weighted average closing price (rounded to the nearest one ten-thousandth) of the shares of Parent Common Stock over the seven (7) consecutive trading days ending on the trading day immediately preceding the Closing Date; or (ii) if Parent is a Private Parent, the price per share of Parent Common Stock set forth in Parent’s most recent quarterly valuation prepared in accordance with Section 409A of the Code, prior to the Closing Date.
“Permits” means each grant, license, franchise, permit, easement, variance, exception, exemption, waiver, consent, certificate, certification, registration, accreditation, approval, order, qualification or other similar authorization of any Governmental Authority.
“Permitted Liens” means: (i) carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens and other similar Liens, if any, arising or incurred in the ordinary course of business that do not, individually or in the aggregate, materially impair or interfere with the use of the subject assets or otherwise materially impair business operations as presently conducted; (ii) Liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith by appropriate actions and that are adequately reserved for as of the date hereof in the applicable financial statements of the Company in accordance with GAAP; (iii) applicable zoning, planning, entitlement, conservation restrictions, land use restrictions, building codes and other governmental rules and regulations imposed by a Governmental Authority having jurisdiction over the Real Property, none of which would reasonably be expected to have an adverse impact on the Company’s conduct of its business or are violated by the current use of the Real Property; (iv) the terms and conditions of the Leases, subleases, licenses, sublicenses or other occupancy agreements pursuant to which the Company or any of its Subsidiaries is a tenant, subtenant or occupant (other than in connection with any breach thereof) that do not, and would not be reasonably expected to, materially impair or interfere with the use of the subject assets or otherwise materially impair business operations as presently conducted; (v) non-exclusive licenses or other rights granted in respect of Intellectual Property granted in the ordinary course of business; (vi) to the extent not applicable to the transactions contemplated by this Agreement or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to Contracts set forth in Section 1.01(b) of the Company Disclosure Schedule, which Contracts would not be reasonably expected to materially affect the value, use or operation of the property encumbered thereby; (vii) Liens arising in the ordinary course of business under operating agreements, joint venture agreements or partnership agreements; provided, however, that, in each case, such Lien (A) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent as of the Closing Date and (B) would not be reasonably expected to materially affect the value, use or operation of the property encumbered thereby; (viii) any Liens discharged at or prior to the Effective Time; and (ix) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights of way and covenants that would not be reasonably expected to materially affect the value, use or operation of the real property encumbered thereby.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority or any “group” within the meaning of Section 13(d) of the 1934 Act.
“Personal Information” means “personal information,” “personally identifiable information,” “personal data,” and any terms of similar import, including, but not limited to, information that relates to a person’s name, health, finances, education, business, use or receipt of governmental services or other activities, addresses, telephone numbers, social security numbers, driver license numbers, other identifying numbers, and any financial identifiers.
“Private Parent” means Parent if, as of the date of this Agreement, Parent has not completed the IPO.
“Public Parent” means Parent if, as of the date of this Agreement, Parent has completed the IPO and its common stock is listed and publicly traded on an Applicable Market.

“Reciprocal License” means a license of an item of Open Source Software that requires or conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of software in its unmodified form) or the source code thereof; (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of software in its unmodified form) be at no charge; or (iii) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse- engineer any such other Software.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment.
“Representative” means, with respect to any Person, the officers, directors, employees, investment bankers, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.
“Rule 144” means Rule 144 under the 1933 Act.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Service Provider” means any director, officer or employee of the Company or any of its Subsidiaries or any individual directly (or through an alter ego entity) engaged by the Company or any of its Subsidiaries as an independent contractor.
“Software” means software, including all computer programs and other software, including firmware and microcode, and including software implementations of algorithms, models and methodologies, and the integration of any of the foregoing, whether in source code, object code or other form, including libraries, subroutines and other components thereof, data, databases, and collections or compilations of data, and all information, documentation and manuals related to any of the foregoing.
“Subsidiary” means, with respect to any Person, any Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned or controlled by such Person, and for the avoidance of doubt includes (with respect to the Company) any subsidiary undertaking (as defined in section 1162 of the UK Companies Act 2006).
“Tax” (and, with correlative meaning, “Taxes”) means all U.S. federal, state, local or non- U.S. taxes (including assessments, duties, levies, imposts or other similar charges in the nature of a tax) imposed by a Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise profits, withholding (including backup withholding), social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or any other tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount, whether disputed or not, and any liability for any of the foregoing by reason of (i) assumption, transferee or successor liability or operation of Applicable Law, or (ii) being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries is determined or taken into account with reference to the activities of any other Person.
“Tax Return” means any report, return, document, claim for refund, information return, declaration or statement or filing with respect to Taxes (and any amendments thereof), including any schedules or documents with respect thereto.
“Tax Sharing Agreement” means any agreement or arrangement binding the Company or any of its Subsidiaries that provides for the allocation, apportionment, sharing, indemnification or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (other than customary Tax sharing or indemnification provisions contained in an agreement entered into in the ordinary course of business the primary subject matter of which does not relate to Taxes).
“Third Party” means any Person other than Parent or any of its Subsidiaries.
“Title IV Plan” means any Employee Plan that is subject to Title IV of ERISA.
“Trade Secrets” means trade secrets and other confidential know-how and confidential information and rights in any jurisdiction, including formulae, concepts, methods, techniques, procedures, processes (including manufacturing and production processes), algorithms,schematics, prototypes, models, designs, and business information (including customer lists and supplier lists, financial and marketing plans, and pricing and cost information), whether tangible or intangible and whether stored, compiled or memorialized physically, electronically, graphically, photographically or in writing.
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar, applicable foreign, state or local law.
(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
A&R Voting Agreement	Recitals
Call Option	Recitals
Cancelled Shares	2.02(b)
Certificates	2.03(a)
Class A Common Stock	4.05(a)
Class B Common Stock	4.05(a)

Term	Section
Class C Common Stock	4.05(a)
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company 401(k) Plan	7.04(c)
Company Board	4.02(b)
Company Common Stock	2.02(a)
Company Preferred Stock	2.02(a)
Company RSU Consideration	2.04(a)
Company Securities	4.05(c)
Company Shares	2.02(a)
Company Stockholder Approval	Recitals
Company Subsidiary Securities	4.06(b)
Confidentiality Agreement	6.02
Continuation Period	7.04(a)
Continuing Employee	7.04(a)
Data Breach	4.14(c)
Dissenting Shares	2.09
Dragging Stockholders	Recitals
D&O Insurance	7.03
Effective Time	2.01(c)
Electronic Delivery	11.1
email	11.01
End Date	10.01(b)(i)
Excess Shares	2.06
Exchange Agent	2.03(a)
Exchange Ratio	2.02(a)
First Extended End Date	10.01(b)(i)
Indemnified Person	7.03(a)(i)
Information Statement	6.05(c)
Initial End Date	10.01(b)(i)
Interested Party	4.21(b)
Interim Rule 3-05 Financials	6.04(a)
IRS	4.16(a)
Legal Restraint	10.01(b)(ii)
Material Contract	4.19(b)
Measurement Date	4.05(a)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Sub	Preamble

Term	Section
Option Agreement	Recitals
Parent	Preamble
Parent 401(k) Plan	7.04(c)
Parent Information	10.04(a)(i)
Parent Measurement Date	5.05(a)
Parent Preferred Stock	5.05(a)
Parent SEC Documents	5.07(a)
Parent Securities	5.05(b)
Parent Shares	2.02(a)
Registered IP	4.14(a)
Regulatory Total Fee	11.04(b)
Rollover Company Option	2.04(c)
Requisite Company Vote	Recitals
Revest Agreement	Recitals
Revest Company Employees	6.07
Rollover RSA Award	2.04(b)
Rollover RSU Award	2.04(a)
Rule 3-05 Financials	6.04(b)
Sanctions	4.10(c)
Second Extended End Date	10.01(b)(i)
Second Merger	8.06(c)
Series Seed-1 Preferred Stock	4.05(a)
Series Seed-2 Preferred Stock	4.05(a)
Series A Preferred Stock	4.05(a)
Series B Preferred Stock	4.05(a)
Series C Preferred Stock	4.05(a)
Series D Preferred Stock	4.05(a)
Support and Proxy Agreement	Recitals
Surviving Corporation	2.01(a)
Termination Shares	10.03(a)
Total Fee	11.04(c)
Top Customer	4.20(a)
Top Supplier	4.20(b)
Transfer Taxes	2.03(c)
Treasury Regulations	Recitals
UK Subsidiary	2.10(d)
Uncertificated Shares	2.03(c)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules (including the Company Disclosure Schedule and the Parent Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular reference to a Person in this Agreement shall be deemed to include the plural, and any plural reference the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The words “or”, “nor” and words of similar import shall not be exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and, if applicable, to any rules, regulations or interpretations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedule hereto (including the Company Disclosure Schedule and the Parent Disclosure Schedule), all such amendments, modifications, supplements, extensions or renewals must also be listed in the appropriate schedule or otherwise made available to Parent. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” means a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.
ARTICLE 2
THE MERGER
Section 2.01    The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall merge (the “Merger”) with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger

Sub shall cease and the Company shall be the surviving corporation as a wholly owned Subsidiary of Parent (the “Surviving Corporation”).
(a)    Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place by remote exchange of documents and signatures (or their electronic counterparts) as soon as possible, and the parties shall cooperate in connection therewith, but in any event no later than four (4) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of such conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place (or by means of remote communication), at such other time or on such other date as Parent and the Company may mutually agree (the date on which the Closing occurs, the “Closing Date”).
(b)    At the Closing, the Company and Merger Sub shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).
(c)    From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL.
Section 2.02    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Shares or any holder of shares of common stock of Merger Sub:
(a)    Except as otherwise provided in Section 2.02(b), each share of common stock of the Company, par value $0.00001 per share (“Company Common Stock”) and each share of preferred stock of the Company, par value $0.00001 per share (“Company Preferred Stock”, and together with Company Common Stock, the “Company Shares” and each a “Company Share”), outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (each a “Parent Share” and collectively, the “Parent Shares”) (together with any cash proceeds from the sale of fractional Parent Shares as specified in Section 2.06, the “Merger Consideration”). As of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(f), in each case,to be issued or paid in accordance with Section 2.03, without interest and subject to any withholding of Taxes required by Applicable Law.
(b)    Each Company Share held by the Company as treasury stock (other than shares of Company Common Stock subject to or issuable in connection with an Employee Plan of the Company) or owned by Parent or Merger Sub immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto (the Company Shares described in Section 2.02(b), “Cancelled Shares”).
(c)    The shares of common stock of Merger Sub outstanding immediately prior to the Effective Time shall collectively be converted into and become 1,000 shares of Class A Common Stock, $0.00001 par value per share, of the Surviving Corporation.
Section 2.03    Surrender and Payment.
(a)    Prior to the Effective Time, Parent shall appoint a nationally recognized financial institution reasonably acceptable to Parent and the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Company Shares (the “Certificates”) or (ii) uncertificated Company Shares (the “Uncertificated Shares”). The Exchange Agent agreement pursuant to which Parent shall appoint the Exchange Agent shall be in form and substance reasonably acceptable to the Company and Parent. At or prior to the Effective Time, Parent shall deposit with, or otherwise make available to, the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Parent agrees to make available to the Exchange Agent, from time to time as needed, any dividends or distributions to which such holder is entitled pursuant to Section 2.03(f). Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of Company Shares at the Effective Time, a letter of transmittal in the form attached as Exhibit C (the “Letter of Transmittal”) and instructions in customary form and reasonably acceptable to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Uncertificated Shares to the Exchange Agent and shall include customary provisions with respect to delivery of an “agent’s message” regarding book-entry transfer of Uncertificated Shares) for use in such exchange. Such Letter of Transmittal shall be in the form and have such provisions as Parent and the Company may reasonably agree.
(b)    Each holder of Company Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration payable for each such Company Share represented by such Certificate or for each such Uncertificated Share, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed Letter of Transmittal and a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable, or (ii) in the case of Uncertificated Shares, delivery of a properly completed Letter of Transmittal, together with receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request). The Parent Shares constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is required under Applicable Law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(f).

(c)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any Transfer Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent and Parent that such Transfer Tax has been paid or is not payable. The payment of any transfer, documentary, sales, use, stamp, registration, value-added and other Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred solely by a holder of Company Shares in connection with the Merger and any other transactions contemplated hereby, and the filing of any related Tax Returns, shall be the sole responsibility of such holder.
(d)    After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.
(e)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any dividend and distributions with respect thereto pursuant to this Section 2.03(e)) that remains unclaimed by the holders of Company Shares that have been converted into the right to receive the Merger Consideration nine months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Company Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for, and Parent shall remain liable for, payment of the Merger Consideration and any dividends and distributions with respect thereto pursuant to Section 2.03(f), in respect of such Company Shares without any interest thereon and subject to any withholding of Taxes required by Applicable Law in accordance with this Section 2.03(e). Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares for any Merger Consideration or other amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any Merger Consideration or other amounts remaining unclaimed by holders of Company Shares that have been converted into the right to receive the Merger Consideration two (2) years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
(f)    No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash proceeds from the sale of fractional shares as provided in Section 2.06, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.03. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, the amount of any cash proceeds from the sale of fractional shares to which such Person is entitled pursuant to Section 2.06 and, at the time of such surrender or transfer, the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender or transfer with respect to such securities.
Section 2.04    Treatment of Company Equity Awards.
(a)    At or immediately prior to the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, (i) each Company RSU outstanding as of immediately prior to the Effective Time that is vested but not settled shall be assumed and converted into the right to receive the Merger Consideration in respect of each share of Company Common Stock subject to such Company RSU (the “Company RSU Consideration”); and (ii) each Company RSU that is unvested and outstanding as of immediately prior to the Effective Time (each, a “Rollover RSU Award”) shall be assumed and converted into a restricted stock unit award on the same terms and conditions (including applicable vesting and any terms and conditions related to accelerated vesting upon a termination of the holder’s employment or service in connection with or following the Effective Time) as applied to each such Company RSU immediately prior to the Effective Time and each holder of such Rollover RSU Award shall be afforded the termination protections set forth on Section 2.04(a)(i) of the Company Disclosure Schedule, with respect to a number of Parent Shares equal to the product of (x) each share of Company Common Stock underlying such Rollover RSU Award as of immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio (with the aggregate number of Parent Shares underlying such Rollover RSU Award rounded up to the nearest whole share); provided, that any performance-based vesting conditions shall be determined or adjusted, as applicable, in accordance with the terms set forth in Section 2.04(a)(ii) of the Company Disclosure Schedule. The payment of the Company RSU Consideration and the Rollover RSU Award shall be subject to withholding for all Taxes required by Applicable Law.
(b)    At or immediately prior to the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each Company RSA that is unvested and outstanding as of immediately prior to the Effective Time (each, a “Rollover RSA Award”) shall be assumed and converted into a restricted share award on the same terms and conditions (including applicable vesting and any terms and conditions related to accelerated vesting upon a termination of the holder’s employment or service in connection with or following the Effective Time) as applied to each such Company RSA immediately prior to the Effective Time and each holder of such Rollover RSA Award shall be afforded the termination protections set forth on Section 2.04(a)(i) of the Company Disclosure Schedule, with respect to a number of Parent Shares equal to the product of (x) each share of Company Common Stock underlying such Rollover RSA Award as of immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio (with the aggregate number of Parent Shares underlying such Rollover RSA Award rounded up to the nearest whole share). The Rollover RSA Award shall be subject to withholding for all Taxes required by Applicable Law.

(c)    At or immediately prior to the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each Company Option outstanding as of immediately prior to the Effective Time (each, a “Rollover Company Option”) shall be assumed by Parent and converted into an option to purchase, on the same terms and conditions (including applicable vesting, exercise and expiration provisions and any terms and conditions related to accelerated vesting upon a termination of the holder’s employment or service in connection with or following the Effective Time) as applied to each such Company Option immediately prior to the Effective Time and each holder of such Rollover Company Option shall be afforded the termination protections set forth on Section 2.04(a)(i) of the Company Disclosure Schedule, Parent Shares, except that the number of Parent Shares, rounded down to the nearest whole number of shares, subject to such Rollover Company Option shall equal the product of (1) each share of Company Common Stock that was subject to such Company Option immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, and the per-share exercise price, rounded up to the nearest whole cent, shall equal the quotient of (x) the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time, divided by (y) the Exchange Ratio; provided that each Company Option that is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code, and each Company Option shall be adjusted in a manner that complies with Section 409A of the Code; provided, further, that any performance-based vesting conditions shall be determined or adjusted, as applicable, in accordance with the terms set forth in Section 2.04(a)(ii) of the Company Disclosure Schedule.
(d)    At or prior to the Effective Time, (x) the Company, the Company Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 2.04 and (y) Parent shall take all corporate actions that are necessary for the assumption of the Rollover RSU Awards, Rollover RSA Awards and Rollover Company Options pursuant to Section 2.04(a), Section 2.04(b) and Section 2.04(c), respectively, including the reservation and issuance and, if Parent is a Public Parent, listing of Parent Shares as necessary to effect the transactions contemplated by this Section 2.04. As soon as practicable following the Effective Time, if Parent is a Public Parent, Parent shall file with the SEC a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Parent Shares underlying such converted Rollover RSU Awards, Rollover RSA Awards and Rollover Company Options.
Section 2.05    Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding capital stock of the Company or Parent shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, respectively, or any stock dividend thereon with a record date during such period, or any other similar event, but excluding any change that results from (a) the exercise of stock options or other equity awards to purchase shares of Company Common Stock or Parent Shares (as set forth in Section 4.05 and Section 5.05, respectively), (b) the settlement of any other equity awards to purchase or otherwise acquire shares of Company Common Stock or Parent Shares or (c) the grant of stock-based compensation to directors or employees of Parent under any Parent Equity Plan or otherwise (other than such grants not made in accordance with the terms of this Agreement), the Merger Consideration and any other amounts payable pursuant to this Agreement, as applicable,shall be appropriately and proportionately adjusted to provide the same economic effect as contemplated by this Agreement prior to any such change. Nothing in this Section 2.05 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
Section 2.06    Fractional Shares. Notwithstanding any other provision of this Agreement, no fraction of a Parent Share shall be issued in connection with the Merger. Each holder of Company Shares whose Company Shares were validly converted into the right to receive Parent Shares and who would otherwise have been entitled to receive a fraction of a Parent Share (after aggregating all Company Shares represented by the Certificates and Uncertificated Shares delivered by such holder) shall receive, in lieu thereof, (a) if Parent is a Private Parent, cash (without interest) from the Exchange Agent in an amount equal to such fraction multiplied by the Parent Share Price; and (b) if Parent is a Public Parent, cash (without interest) from the Exchange Agent in an amount representing such holder’s proportionate interest in the net proceeds from the aggregation and sale by the Exchange Agent for the account of all such holders of fractional Parent Shares which would otherwise be issued (the “Excess Shares”). If Parent is a Public Parent, the sale of the Excess Shares by the Exchange Agent shall be executed on the Applicable Market within ten (10) Business Days after the Effective Time (or such shorter period as may be required by Applicable Law) and shall be executed in round lots to the extent practicable. The proceeds resulting from the sale of the Excess Shares shall be free of commission, Transfer Taxes and other out-of-pocket transaction costs. The net proceeds of such sale will be distributed to the holders of Company Shares entitled to receive a fraction of a Parent Share (after aggregating all Company Shares represented by the Certificates and Uncertificated Shares delivered by such holder) with each such holder receiving an amount of such proceeds proportionate to the amount of fractional interests which such holder would otherwise have been entitled to receive.
Section 2.07    Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, Parent, the Company, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it reasonably concludes it is required to deduct and withhold with respect to the making of such payment under the Code, under any Tax law or pursuant to any other Applicable Law. If the Exchange Agent, Parent, the Company, Merger Sub or the Surviving Corporation, as the case may be, so deducts or withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.
Section 2.08    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the

Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Shares represented by such Certificate, any cash proceeds from the sale of fractional Parent Shares and any dividends or distributions with respect thereto pursuant to Section 2.03(f), as contemplated by this Article 2.
Section 2.09    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Company Shares (other than Cancelled Shares) outstanding immediately prior to the Effective Time and held by a holder that is entitled to demand and has properly demanded appraisal for such Company Shares in accordance with the provisions of Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration to which such holder is entitled pursuant to Section 2.02(a), without interest. The Company shall give Parent (a) prompt notice of any demands received by the Company for appraisal of Company Shares, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights to appraisal with respect to the Merger and (b) the opportunity to direct and participate in negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. The Company shall not, without the prior written consent of Parent, settle, offer to settle, otherwise resolve or make any payment with respect to, any such demands, or agree or commit to do any of the foregoing.
Section 2.10    Closing Deliveries. At or prior to the Closing, the Company shall deliver, or cause to be delivered, the following to Parent, each in form and substance reasonably satisfactory to Parent:
(a)    certificates of good standing (or similar status) for the Company and each of its Subsidiaries in their respective jurisdictions of organization, dated no earlier than five (5) Business Days prior to the Closing Date;
(b)    copies of the Revest Agreements obtained pursuant to Section 6.07, each in the form of Exhibit B, duly executed by each of the Revest Company Employees;
(c)    duly executed resignations of the directors, managers or officers or equivalent persons of the Company and each of its Subsidiaries, in each case, effective as of the Closing;
(d)    the authentication code for Anysphere UK Ltd (the “UK Subsidiary”) for making electronic filings with the Registrar of Companies for England and Wales (Companies House);

(e)    if any, the log-in details for the UK Subsidiary’s HM Revenue & Customs VAT account, together with any log-in details of the UK Subsidiary’s HM Revenue & Customs gateway account; and
(f)    duly executed bank mandates and any other documents that are required to remove the relevant existing signatories from any bank accounts in the name of the Company and each of its Subsidiaries, and to appoint Parent’s nominated signatories in respect of those accounts, in each case, with effect from the Closing Date.
ARTICLE 3
THE SURVIVING CORPORATION
Section 3.01    Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with Applicable Law.
Section 3.02    Bylaws. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until further amended in accordance with Applicable Law.
Section 3.03    Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the members of the Board of Directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to Section 11.05, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub, as of the date of the Option Agreement and as of the Closing Date, as follows:
Section 4.01    Corporate Existence and Power.
(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate powers required to carry on its business as now conducted, other than where the failure to have such power would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the conduct of its business in such jurisdiction as currently conducted requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company has made available to Parent complete and correct copies of the organizational documents of the Company and each material Subsidiary of the Company, and each as so made available is in full force and effect. The Company and each of its Subsidiaries is not in breach of any of its organizational documents in any material respect.
Section 4.02    Corporate Authorization.
(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger, subject to receiving the Requisite Company Vote. The Requisite Company Vote is the only vote of the holders of any class or series of Company Shares or the capital stock of any of its Subsidiaries (including any Company Securities or Company Subsidiary Securities) necessary in connection with consummation of the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, subject to receiving the Requisite Company Vote, are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting creditors’ rights generally and general principles of equity).
(b)    The Company Board (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, are advisable to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including, for the avoidance of doubt, the Merger, (iii) directed that this Agreement be submitted to the Company stockholders for adoption and (iv) recommended that this Agreement be adopted and approved by the Company stockholders. The foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.
Section 4.03    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by or with respect to the Company with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and other Antitrust Laws, (c) compliance with any applicable requirements of the Applicable Market, 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (d) any of the actions or filings set forth on Section 4.03 of the Company Disclosure Schedule and (e) any actions or filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04    Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require payment or notice to, or any consent or other action by any Person under, constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to any right of termination, suspension, cancellation, acceleration, payment or any other change of any rights or obligations of the Company or any of its Subsidiaries or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding on the Company or any of its Subsidiaries or any Permit affecting, or relating to, the assets or business of the Company or its Subsidiaries or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries except, in the case of each of clauses (b) through (d), as have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
Section 4.05    Capitalization.
(a)    (a)    The authorized capital stock of the Company consists of (i) 68,009,029 shares of Company Common Stock, which is divided into 50,617,020 shares designated as Class A Common Stock (“Class A Common Stock”), 15,656,202 shares designated as Class B Common Stock (“Class B Common Stock”), 1,735,807 shares designated as Class C Common Stock (“Class C Common Stock”) and (ii) 19,412,494 shares of Company Preferred Stock, which is divided into 3,552,553 shares designated as Series Seed-1 Preferred Stock (“Series Seed-1 Preferred Stock”), 1,695,916 shares designated Series Seed-2 Preferred Stock (“Series Seed-2 Preferred Stock”), 5,087,023 shares designated Series A Preferred Stock (“Series A Preferred Stock”), 1,525,328 shares designated Series B Preferred Stock (“Series B Preferred Stock”), 3,846,618 shares designated Series C Preferred Stock (“Series C Preferred Stock”) and 3,705,056 shares designated Series D Preferred Stock (“Series D Preferred Stock”). As of April 18, 2026 (the “Measurement Date”), there were issued and outstanding (A) 8,755,741 shares of Class A Common Stock, (B) 11,822,089 shares of Class B Common Stock, (C) 233,858 shares of Class C Common Stock, (D) 3,552,553 shares of Series Seed-1 Preferred Stock, (E) shares of 1,695,916 Series Seed-2 Preferred Stock, (F) shares of 5,087,023 Series A Preferred Stock, (G) shares of 1,525,328 Series B Preferred Stock, (H) shares of 3,846,618 Series C Preferred Stock and (I) 3,705,056 shares of Series D Preferred Stock. All outstanding shares of Company Common Stock have been duly authorized and validly issued, fully paid and nonassessable, and free of any purchase option, call option, right of first refusal, preemptive rights, subscription rights or any similar rights.
(b)    As of the Measurement Date, there were (i) outstanding Company Options to acquire 5,056,582 shares of Company Common Stock, (ii) 1,786,733 shares of Company Common Stock subject to issuance upon vesting of Company RSUs, assuming achievement at maximum performance, and (iii) 2,561,726 shares of Company Common Stock subject to Company RSAs, and (iv) 2,438,396 shares of Company Common Stock reserved and still available for issuance under the Equity Plans (excluding shares underlying outstanding Company Options and Company RSUs). All shares that may be issued pursuant to the Equity Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable, and free of any purchase option, call option, right of first refusal, preemptive rights, subscription rights or any similar rights. Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the Measurement Date, for each Company RSU and Company Option, the type of award, grant date, number of shares, the vesting schedule, and, if applicable, exercise price and expiration date.
(c)    There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in Section 4.05(c) of the Company Disclosure Schedule or in Section 4.05(a) hereof and for changes since the Measurement Date resulting from the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or settlement of Company RSUs, in each case, outstanding on such date in accordance with the terms thereof on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options, subscriptions, commitments, Contracts or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities of or ownership interests in, the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or ownership interests in, the Company (the items in clauses (i) through (iv), including, for the avoidance of doubt, the Company Shares, being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Except as set forth in Section 4.05(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting, registration or transfer of any Company Securities. Since the Applicable Date, neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock, property or otherwise) in respect of, any capital stock of such Person other than cash dividends and distributions by a wholly owned Subsidiary of the Company to the Company.
(d)    None of (i) the Company Shares or (ii) any Company Securities are owned by any Subsidiary of the Company.

Section 4.06    Subsidiaries.
(a)    Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, other than where the failure to be so organized, existing or in good standing or to have such power, licenses, authorizations, permits, consents or approvals would not reasonably be expected to be, individually or in the aggregate, material to the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.06(a) of the Company Disclosure Schedule sets forth all Subsidiaries of the Company as of the date of the Option Agreement and their respective jurisdictions of organization.
(b)    All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any purchase option, call option, right of first refusal, preemptive rights, subscription rights or any similar rights and are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options, subscriptions, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for ownership interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person. The Company and its Subsidiaries have no obligation to acquire equity securities of, or make any capital contribution or investment in, any other Person.
Section 4.07    Financial Statements. The Company shall have delivered to Parent, (i) on or before April 30, 2026, true and correct copies of the audited consolidated balance sheets, consolidated statements of operations and comprehensive loss, consolidated statements of stockholders’ equity and consolidated statements of cash flow of the Company and its consolidated Subsidiaries as of and for the fiscal years ended January 31, 2026 and 2025 (the “Company Audited Financial Statements”), which shall comply with the requirements under Rule 3-05 of Regulation S-X under the 1933 Act, and such Company Audited Financial Statements shall be accompanied by the final certified unqualified report of the Company’s independent public auditors with respect thereto, and (ii) on or before May 15, 2026, true and correct copies of the unaudited consolidated balance sheets, consolidated statements of operations and comprehensive loss, consolidated statements of stockholders’ equity and consolidated statements of cash flows of the Company and its consolidated Subsidiaries as of and for the quarterly period ended April 30, 2026 and 2025 (the “Company Unaudited Financial Statements” and, together with the Company Audited Financial Statements, the “Company Financial Statements”), which shall comply with the requirements under Rule 3-05 of Regulation S-X under the 1933 Act, and such Company Unaudited Financial Statements shall be reviewed by the Company’s independent public auditors. The Company Financial Statements (A) have been prepared from, and reflect in all material respects, the books and records of the Company and its Subsidiaries, (B) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto and subject, in the case of any Company Unaudited Financial Statements, to normal year-end audit adjustments and the absence of footnotes, none of which would be material to the Company and its Subsidiaries, taken as a whole), and (C) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any Company Unaudited Financial Statements, to normal year-end audit adjustments and the absence of footnotes, none of which would be material to the Company and its Subsidiaries, taken as a whole).
Section 4.08    Absence of Certain Changes. Since the Company Balance Sheet Date through the date of the Option Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects, (b) there has not been any event, change, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) except as set forth on Section 4.08 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has taken or agreed or omitted to take any action that, if taken or omitted during the period from the date of the Option Agreement through the Effective Time without Parent’s consent, would constitute a breach of Sections 6.01(a) through 6.01(s) (excluding Section 6.01(l) and Section 6.01(o)) or, as it relates to the foregoing, 6.01(t).
Section 4.09    No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known or unknown, determined, determinable, due or to become due or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than: (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (b)

liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date (but excluding violations of law or regulation, compliance matters, internal investigations, breaches of Contracts or Permits, torts or infringement); (c) liabilities incurred in connection with the Merger; and (d) liabilities or obligations that have not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the 1933 Act.
Section 4.10    Compliance with Laws, Permits and Court Orders.
(a)    The Company and each of its Subsidiaries is, and since the Applicable Date, has been, in compliance with, is not, to the Knowledge of the Company, under investigation with respect to, nor has been threatened in writing, to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries: (i) that is or would reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole; or (ii) that is outstanding as of the date hereof and that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.
(b)    Except as has not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries has all Permits necessary to own, lease and operate its properties and assets and to carry on its business as now conducted, (ii) the Company and each of its Subsidiaries is in compliance with the terms and requirements of such Permits, (iii) such Permits are in full force and effect and are not subject to any pending or threatened Action by any Governmental Authority to suspend, cancel, modify, terminate or revoke any such Permit and (iv) since the Applicable Date, there has occurred no violation by the Company or any of its Subsidiaries of, or default (with or without notice or lapse of time, or both) that would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of any such Permit.
(c)    The Company, each of its Subsidiaries, and each of their respective directors, officers and, to the Knowledge of the Company, employees (in connection with their activities on behalf of the Company or any of its Subsidiaries) are, and since the Applicable Date have been, in compliance in all material respects with (i) the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption laws, (ii) all economic sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State (collectively, “Sanctions”) and (iii) all applicable export controls laws.
(d)    None of the Company or any of its Subsidiaries, or any director or officer, or, to the Company’s Knowledge, any representative of the Company or any of its Subsidiaries, is a Person that is, or is owned or controlled (as such terms are defined by applicable Sanctions)

by Persons that are: (i) the subject of any Sanctions or (ii) located, organized or resident in a country or region that is the subject of comprehensive Sanctions.
Section 4.11    Insurance. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (a) all insurance policies of the Company and its Subsidiaries relating to the business, assets and operations of the Company and its Subsidiaries in effect as of the date of the Option Agreement are in full force and effect and (b) no notice of cancellation or modification has been received by the Company relating to any material insurance policy of the Company, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured under such insurance policies. The Company and its Subsidiaries have all material policies of insurance covering the Company and each of its Subsidiaries and any of its employees, properties or assets, including policies of life, property, fire, workers’ compensation, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. Section 4.11 of the Company Disclosure Schedule sets forth all such material insurance policies held by the Company and its Subsidiaries as of the date of the Option Agreement (other than welfare insurance policies set forth on Section 4.16(a) of the Company Disclosure Schedule).
Section 4.12    Litigation. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no Action pending (i) in which the Company or any of its Subsidiaries is a claimant or a plaintiff or (ii) against, threatened in writing against or, to the Knowledge of the Company, otherwise threatened against, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries, in their capacity as such, or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened Actions, would be before) or by any Governmental Authority or arbitrator. Since the Applicable Date, there has not been any internal investigation conducted by the Company or the Company Board (or any committee thereof) concerning any material allegations of fraud or malfeasance. Since the Applicable Date, there has been no material allegation of fraud or malfeasance involving the Company or any of its Subsidiaries or any of their respective assets. The Company has not been given any notice with respect to an Action for which the Company or any of its Subsidiaries has, or is reasonably expected to have, an indemnification obligation.
Section 4.13    Real Property.
(a)    The Company and its Subsidiaries do not own any real property.
(b)    Section 4.13(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Leased Real Property, including a description of the Leases, the address of the leased premises and the identity of the lessor, lessee and current occupant (if different from lessee). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have good title to, or valid leasehold or other ownership interests or rights in, the Leased Real Property.

(c)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any material real property is valid and in full force and effect (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and general principles of equity), free and clear of all Liens other than Permitted Liens and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Lease.
Section 4.14    Intellectual Property; Artificial Intelligence; Data Privacy and Security.
(a)    Section 4.14(a) of the Company Disclosure Schedule sets forth a complete and correct list of all Company Owned IP that is registered, issued, or subject to a pending application for registration or issuance (each identified as a (i) Mark, (ii) Patent, (iii) Copyright or (iv) Internet Property (“Registered IP”)). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Registered IP has been abandoned, cancelled or adjudicated invalid, or is subject to any outstanding order, writ, injunction, judgment, stipulation or decree restricting its use or adversely affecting Company’s or its Subsidiaries’ rights thereto.
(b)    (i) The Company and its Subsidiaries solely and exclusively own all of the Company Owned IP, and, to the Knowledge of the Company, hold their rights in the Licensed IP, in each case, free and clear of any Liens (other than Permitted Liens), (ii) the Company and each of its Subsidiaries own or have valid, sufficient, and, to the Knowledge of the Company, enforceable written licenses or other rights to use all Intellectual Property used or held for use in, or necessary for, the conduct of its business as currently conducted, free and clear of all Liens (other than Permitted Liens), (iii) all Registered IP is subsisting and valid and, to the Knowledge of the Company, is enforceable, (iv) neither the Company nor its Subsidiaries, nor the development, sale, distribution, commercial exploitation of products, provision of services, by or on behalf of the Company or its Subsidiaries or the operation of their respective businesses, has, since the Applicable Date, infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, the Intellectual Property rights of any other Person, (v) (A) to the Knowledge of the Company, no Person is currently or has, since the Applicable Date, infringed, misappropriated, diluted, tarnished or otherwise violated any Company Owned IP or any rights of the Company or any of its Subsidiaries in any Company Licensed IP and (B) since the Applicable Date, neither Company nor its Subsidiaries has issued any notices of any infringement or misappropriation by any Person with respect to any Company Owned IP, (vi) neither the Company nor any of its Subsidiaries is subject to any Action, nor, since the Applicable Date, has Company or its Subsidiaries received written notice from any Person (A) alleging that any Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries or that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any Person, or (B) challenging the ownership by Company or its Subsidiaries of or the use, validity or enforceability of any Company Owned IP, (vii) the Company and its Subsidiaries have, since the Applicable Date, taken commercially reasonable actions to maintain, enforce and protect all Company IP, (viii) there are no judgments, consents, settlements, decrees, orders, injunctions or rulings impairing or, to the Knowledge of the Company, facts or circumstances that could impair the use, ownership, validity or enforceability of any Company Owned IP, and there are no Actions pending or that have been decided, threatened or asserted, in writing, concerning the Company Owned IP, including any Action concerning a claim or position that the Company Owned IP has been violated or is invalid, unenforceable, not patentable, not registerable, cancellable, not owned or not owned exclusively by the Company and its Subsidiaries, and, to the Knowledge of the Company, no valid basis for any such Action or claims exists, (ix) the Company and its Subsidiaries have, since the Applicable Date, taken commercially reasonable steps to protect and maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries, and none of such Trade Secrets has, since the Applicable Date, been disclosed or authorized to be disclosed other than to employees, contractors, consultants, representatives and agents of the Company or any of its Subsidiaries under appropriate written confidentiality agreements or comparable professional obligations of confidentiality, and there has been no unauthorized access, use or disclosure of any such Trade Secrets, (x) the Company and each of its Subsidiaries have, since the Applicable Date, either entered into binding, written agreements with their respective current and former employees and independent contractors who have participated in the development of any Company Owned IP, whereby such employees and independent contractors presently assign to the Company or such Subsidiary, as applicable, any ownership interest and right they may have in all such Intellectual Property, or have had such current and former employees assign to the Company or such Subsidiary, as applicable, any ownership interest and rights they may have in all such Intellectual Property by operation of law, and no current or former employee, consultant, or contractor of the Company or its Subsidiaries owns or has any rights in any Company Owned IP, (xi) no Company Owned IP was developed with the use of funds provided by a governmental or educational institution, (xii) Company and its Subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with all applicable licenses with respect to third party components that constitute Open Source Software and none of the Software included in the Company Owned IP contains, incorporates, includes or is embedded with any shareware, freeware, Open Source Software or other Software subject to any Reciprocal License or other public licensing regime in such a manner that would require the licensing or distribution of the Company’s or its Subsidiaries’ proprietary source code to others, and no Software included in the Company Owned IP or source code thereof has been provided to any escrow agent or is subject to any current or contingent obligation to be provided to any Person, (xiii) the consummation of the transactions contemplated by this Agreement will not result in the material loss, impairment, termination, modification or acceleration of any rights of the Company or its Subsidiaries in or to any Company IP, (xiv) there exist no restrictions on the disclosure, use, license or transfer of the Company IP, and (xv) the Company IP constitutes all Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted, (ii) the Company and its Subsidiaries have, since the Applicable Date, taken commercially reasonable actions, consistent with current industry standards and Applicable Data Protection Requirements, designed to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures, business continuity procedures, multi-factor authentication procedures and encryption and other security protocol technology, and (iii) there has, since the Applicable Date, been no breach, or unauthorized use, access, interruption, modification or corruption, of any IT Assets (or any information or transactions stored or contained therein or transmitted thereby).
(d)    (i) The Company and its Subsidiaries have, since the Applicable Date, complied, and are currently in material compliance, with all Applicable Data Protection Requirements and AI Requirements, (ii) no Actions are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Person alleging a violation of any Applicable Data Protection Requirement, nor, to the Knowledge of the Company, are any investigations by any Governmental Authorities pending against the Company or any of its Subsidiaries relating to any Applicable Data Protection Requirements, (iii) the Company and its Subsidiaries have, since the Applicable Date, implemented and maintained commercially reasonable physical, technical, and organizational measures designed to protect all IT Assets and Personal Information in their possession or control against a breach, or unauthorized use, access, exfiltration, destruction, alteration, disclosure, loss, theft, interruption, modification or corruption, thereof (“Data Breach”), including procedures with respect to notification of any Data Breach that are required under any Applicable Data Protection Requirements, and (iv) there has, since the Applicable Date, been no Data Breach with respect to any Personal Information in the possession or control of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not, since the Applicable Date, been required under any Applicable Data Protection Requirement to provide any notice to any Governmental Authority or Person in connection with any Data Breach.
(e)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the execution of this Agreement and the consummation of the transactions contemplated hereby will not violate, or require any notices to (or consents from) any Person under, any Applicable Data Protection Requirements and (ii) immediately following the Closing, Parent and the Company and its Subsidiaries will have the right to Process, on identical terms and conditions, all Personal Information that was Processed by or on behalf of the Company or any of its Subsidiaries prior to the Closing.
(f)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have established, maintained and enforced commercially reasonable policies and procedures for the use of Artificial Intelligence and Automated Decision-Making Technology by the Company’s and its Subsidiaries’ employees, agents and contractors. Neither the Company nor any of its Subsidiaries have used or are currently using, including through the Company’s or any of its Subsidiaries’ use of products or services licensed from or otherwise provided by a third-party vendor, any Artificial Intelligence or Automated Decision-Making Technology to develop any material Intellectual Property intended to be owned by the Company or any of its Subsidiaries in a manner that would materially affect the Company’s or any of its Subsidiaries’ ownership thereof or rights therein.
(g)    The Company’s and its Subsidiaries’ employees have received training regarding privacy and information security that is relevant to each such employee’s role and responsibility within the business of the Company and its Subsidiaries and such employee’s access to Personal Information.
(h)    Where Personal Information is or has been processed by the Company or any of its Subsidiaries on behalf of a customer, the Company or such Subsidiary, as applicable, has entered into a contract and/or data processing agreement with such customer that complies with all Applicable Data Protection Requirements, and the Company and its Subsidiaries have at all times complied with such contracts and data processing agreements.
(i)    The Company and its Subsidiaries have not and do not “sell” or “share” (each as defined by the California Consumer Privacy Act of 2018 as amended by the California Privacy Rights Act of 2020) any Personal Information.
(j)    Since the Applicable Date, to the Knowledge of the Company, the Company and its Subsidiaries have not and do not process biometric information.
(k)    Neither the Company nor any of its Subsidiaries has any outstanding or unsatisfied requests by individuals seeking to exercise their rights under any Applicable Data Protection Requirements.
(l)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have established, and at all times since the Applicable Date maintained and enforced, commercially reasonable policies and procedures for the use, development, deployment and training of Artificial Intelligence and Automated Decision-Making Technology by the Company’s and its Subsidiaries’ employees, agents and contractors, including policies and procedures for: (i) the ethical, lawful and responsible use, development, deployment and training of Artificial Intelligence and Automated Decision-Making Technology; (ii) implementing Artificial Intelligence and Automated Decision-Making Technology in a way that promotes transparency and accountability; (iii) identifying and mitigating bias in the Company’s and its Subsidiaries’ Artificial Intelligence and Automated Decision-Making Technology; (iv) management oversight and approval of employees’ and contractors’ collection and use of data and development and implementation of Artificial Intelligence and Automated Decision-Making Technology; and (v) compliance with all AI Requirements.

(m)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, where required by Applicable Data Protection Laws, the Company and its Subsidiaries have obtained valid consent to process all Sensitive Personal Information that is or was processed by the Company or any of its Subsidiaries.
Section 4.15    Taxes.
(a)    All material Tax Returns required to be filed by Applicable Law by, or on behalf of, the Company or any of its Subsidiaries have been timely filed (taking into account valid extensions of time to file), and all such Tax Returns are true, complete and correct in all material respects. Each of the Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) in full to the appropriate Governmental Authority all material Taxes due and payable by it, whether or not shown as due on any Tax Returns.
(b)    Each of the Company and each of its Subsidiaries has properly and timely withheld or collected and timely paid, or is properly holding for timely payment, all material Taxes required to be withheld, collected and paid over by it under Applicable Law, and each of the Company and each of its Subsidiaries has complied in all material respects with all related information reporting, withholding and record retention requirements.
(c)    There is no Action in respect of a material amount of Taxes of the Company and its Subsidiaries that is currently being conducted or, to the Knowledge of the Company, threatened in writing by a Governmental Authority. There are no outstanding requests for filings or determinations in respect of any material Tax or Tax asset between the Company or any of its Subsidiaries and any Governmental Authority.
(d)    No material Tax deficiency has been asserted in writing against the Company or any of its Subsidiaries that has not been resolved or paid in full. Since the Applicable Date, no material written claim has been made by any Governmental Authority in a jurisdiction where the Company or a Subsidiary of the Company does not file a particular type of Tax Return or pay a particular type of Tax that the Company or a Subsidiary of the Company is or may be required to file such Tax Return or pay such Tax.
(e)    There are no Liens on any of the assets of the Company or any of its Subsidiaries attributable to a material amount of Taxes other than Permitted Liens.
(f)    Neither the Company nor any of its Subsidiaries has waived any statute of limitation in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for any material amount of Taxes, which waiver or extension is currently in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).
(g)    Neither the Company nor any Subsidiary of the Company (i) is, or has been, a member of any affiliated, consolidated, combined or unitary Tax group, other than a group the common parent of which is the Company or any Subsidiary of the Company, or (ii) has any liability for any material amount of Taxes of any Person (other than the Company or current or former Subsidiary of the Company) arising from the application of Treasury Regulations Section 1.1502- 6 (or any analogous provision of U.S. state or local or non-U.S. Tax law) or as a transferee or successor.
(h)    Neither the Company nor any of its Subsidiaries has entered into, or participated in, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(i)    Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, intends to take any action, or has Knowledge of any fact or circumstance, in each case, that could reasonably be expected to prevent or impede the Merger from qualifying as, or to cause the Merger to fail to qualify as, a “reorganization” within the meaning of Section 368(a) of the Code.
(j)    Neither the Company nor any of its Subsidiaries has been a “distributing” corporation or a “controlled corporation” (each within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock during the two (2) year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(k)    Neither the Company nor any Subsidiary of the Company is a party to, or is bound by or has any obligation under any material Tax Sharing Agreement (other than agreements solely by and among the Company and its Subsidiaries or any agreement entered into in the ordinary course of business not primarily relating to Tax).
Section 4.16    Employee Benefit Plans.
(a)    Section 4.16(a) of the Company Disclosure Schedule contains a correct and complete list of each material Employee Plan. With respect to each material Employee Plan, the Company has made available to Parent true, correct and complete copies of, to the extent applicable (but only to the extent in the Company’s possession with respect to any such Employee Plan that is provided through a professional employer or similar organization or maintained with respect to non-U.S. operations), (i) the current plan document for such Employee Plan, including any amendment thereto (or, in the case of any unwritten Employee Plan, a written description of the material terms thereof), (ii) the current trust agreement related thereto, (iii) the most recent summary plan description and any summary of material modifications thereto provided to participants, (iv) the three most recent financial statements prepared with respect thereto, (v) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”) and (vi) the three most recent annual reports on Form 5500. All representations and warranties made herein with respect to any Employee Plan that is provided through a professional employer or similar organization are made to the Company’s Knowledge.
(b)    Neither the Company nor any of its Subsidiaries sponsors, maintains, administers or contributes to (or has any obligation to contribute to), has, since the Applicable Date, sponsored, maintained, administered or contributed to, or has or is reasonably expected to have any direct or indirect liability (including on account of any ERISA affiliate) with respect to, (i) any Title IV Plan (including any direct or indirect liability on account of a “complete withdrawal” or a “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan) or (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(c)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination or opinion letter, (ii) has been established under a pre-approved plan for which a current favorable IRS opinion letter has been obtained by the pre-approved plan provider, or (iii) has pending or has time remaining in which to file, an application for such determination from the IRS, and no event has occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Plan.
(d)    Each Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered in operational compliance with, and is in documentary compliance with, all applicable requirements of Section 409A of the Code.
(e)    Except as set forth on Section 4.16(e) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan or otherwise, (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent, to merge, amend or terminate any Employee Plan or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code or would be expected to be subject to an excise Tax under Section 4999 of the Code.
(f)    Neither the Company nor any of its Subsidiaries has any obligation to gross- up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or 4999 of the Code.
(g)    Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by Applicable Law, including COBRA, individual conversion rights under the terms of the applicable Employee Plan or related insurance policy, or disability benefits that continue beyond the termination of active employment due to the disability occurring while actively employed in accordance with the terms of the applicable Employee Plan and underlying insurance policies).
(h)    Each Employee Plan and its related trust, insurance contract or other funding vehicle has been maintained in all material respects in compliance with its terms and all Applicable Law, including ERISA and the Code. No material action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Company’s Knowledge, is threatened against or threatened to involve, any Employee Plan or any sponsor or fiduciary thereof before any arbitrator or any Governmental Authority, including the IRS or the Department of Labor.
(i)    All contributions, premiums and payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been properly reflected on the Company Balance Sheet or disclosed in the notes thereto, in each case, in all material respects.
(j)    The representation set forth on Section 4.16(j) of the Company Disclosure Schedule is accurate.
Section 4.17    Labor Matters.
(a)    Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Contract with a labor union or similar labor organization, and no Company Employee is represented by a labor union or other employee representative body in respect of such Company Employee’s employment with the Company or any of its Subsidiaries. No demand for recognition has been made by any labor union or other employee representative body with respect to Company Employees since the Applicable Date, and there is no effort being made or, to the Company’s Knowledge, threatened by, or on behalf of, any labor union or other employee representative body to organize Company Employees.
(b)    There are no unfair labor practice complaints pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union organizing activities involving Company Employees. There is no, and there has not been since the Applicable Date, any concerted labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.
(c)    The Company and its Subsidiaries are, and have been since the Applicable Date, in material compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, collective bargaining, wages, hours, overtime, employee classification, classification of consultants and independent contractors, equal employment opportunities, fair employment practices, harassment, retaliation, hiring, promotion and termination of employees, discrimination, civil rights, affirmative action, work authorization, immigration, safety and health, working conditions, information privacy and security, whistleblowing, workers compensation, continuation coverage under group health plans, leaves of absence, paid sick leave, wage payment, and the payment and withholding of Taxes.

(d)    Since the Applicable Date, (i) no allegations of sexual harassment, sexual abuse, or other sexual misconduct have been made against any Company Employee with respect to actions taken in the course of employment with the Company or its Subsidiaries and (ii) there are no proceedings pending or, to the Knowledge of the Company, threatened related to allegations of sexual harassment, sexual abuse or other sexual misconduct by any Company Employee. Since the Applicable Date, neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, sexual abuse or other sexual misconduct by any Company Employee.
(e)    Since the Applicable Date, the Company and its Subsidiaries are in compliance with WARN and has no material liabilities thereunder and have not taken any action during the 90-day period prior to the date hereof that would reasonably be expected to cause Parent or any of its Affiliates or the Surviving Corporation or any of its successors or assigns to have any material liability following the Closing Date under WARN.
(f)    There has not been, and the Company does not anticipate or have any reason to believe that there will be, any adverse change in relations with Company Employees as a result of the announcement of the transactions contemplated by this Agreement. To the Company’s Knowledge, no Company Employee at the level of senior manager or above intends, or is expected, to terminate his or her employment relationship with such entity following the consummation of the transactions contemplated hereby.
Section 4.18    Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no written (or, to the Company’s Knowledge, oral) notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action is pending or, to the Knowledge of the Company, threatened by any Person relating to the Company or any of its Subsidiaries under or relating to any Environmental Law, Hazardous Substance or Environmental Permit, in each case, that now remains pending or unresolved; (ii) the Company and its Subsidiaries are and since the Applicable Date have been in compliance with all Environmental Laws, and such compliance includes obtaining, maintaining, timely renewing, and complying with, all Environmental Permits required for the operation of its business as currently conducted; (iii) there has been no Release of any Hazardous Substance at, from, in, on, under, to or about (A) any property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries, or (B) to the Knowledge of the Company, any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of the Company or any of its Subsidiaries, in each case of clauses (A) and (B) that would reasonably be expected to result in liability under Environmental Laws for the Company or any of its Subsidiaries; and (b) the Company has made available to Parent copies of all environmental assessment and audit reports and studies that relate to the Company or its Subsidiaries, in each case that are in the Company’s possession.

Section 4.19    Material Contracts.
(a)    Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, as of the date of the Option Agreement, neither the Company nor any of its Subsidiaries is party to or bound by any Contract:
(i)    that is an employment, independent contractor, consulting, severance or similar agreement with any individual under which the Company or any of its Subsidiaries is or could become obligated to provide (x) a base salary or annual base consulting fees in excess of $450,000 and (y) over three (3) months’ severance benefits;
(ii)    with a Top Customer or a Top Supplier;
(iii)    that (or, together with additional related Contracts with the same Person or its Affiliates) (A) requires the payment or receipt of amounts by the Company or any of its Subsidiaries of more than $3,000,000 in the twelve (12)- month period ended March 31, 2026 or reasonably expected in any subsequent twelve (12)-month period, or (B) is material to the Company and its Subsidiaries, taken as a whole, and, in the case of clause (B), cannot be cancelled at any time by the Company or its applicable Subsidiary without penalty or further payment on no more than ninety (90) days’ notice;
(iv)    that contains any “most favored nation” or most favored customer provision, any exclusivity provision or any provision granting preferential right or rights of first or last offer, negotiation or refusal, in each case, other than such provisions that are immaterial to the Company and its Subsidiaries or are in favor of the Company or any of its Subsidiaries;
(v)    other than the Option Agreement, that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any assets or any equity interests of any Person (excluding, in respect of the foregoing, agreements between the Company and its wholly-owned Subsidiaries);
(vi)    that materially restricts or purports to materially restrict the ability of the Company or any of its Affiliates to compete with, or to provide services in any line of business or with any Person or in any geographic area or market segment, in each case that would be applicable to the Surviving Corporation or any of its Subsidiaries or Parent or any of its Subsidiaries following the Effective Time;
(vii)    that (A) evidences Indebtedness for borrowed money of the Company or any Subsidiary of the Company (committed or outstanding) in excess of $1,000,000, other than agreements solely between or among the Company and its Subsidiaries, (B) evidences a capitalized lease obligation in excess of $1,000,000 that is required to be classified as a balance sheet liability of the

Company in accordance with GAAP or (C) restricts the payment of dividends or other distribution of assets by any of the Company or its Subsidiaries;
(viii)    requiring future capital expenditures by the Company or any of its Subsidiaries in excess of $1,000,000 other than any capital expenditure contemplated by Section 6.01(e) of the Company Disclosure Schedule;
(ix)    (A) entered into since the Applicable Date relating to the disposition or acquisition of assets of the Company or any of its Subsidiaries other than in the ordinary course of business, or (B) entered into since the Applicable Date pursuant to which the Company or any of its Subsidiaries acquired any ownership interest in any other Person;
(x)    establishing any joint venture, strategic alliance, partnership or other collaboration in which any Group Company has an interest, or involving the sharing of profits, losses, costs or liabilities with any other Person;
(xi)    that is a Lease required to be set forth on Section 4.13(b) of the Company Disclosure Schedule;
(xii)    under which the Company or any of its Subsidiaries (A) grants any right, license or covenant not to sue with respect to any Company Owned IP (other than non-exclusive licenses granted to customers or vendors in the ordinary course of business pursuant to the Company’s standard form customer agreements (which form(s) have been made available to Parent)) or (B) obtains any right, license or covenant not to be sued with respect to any Intellectual Property owned by any third party (other than (1) licenses for commercial off-the-shelf software which are generally available on non-discriminatory pricing terms where payments by the Company or any of its Subsidiaries under such Contracts have been (and are reasonably expected to be) less than $3,000,000 per year, (2) customary employee invention assignment, confidentiality and proprietary information agreements entered into in the ordinary course of business, and (3) Contracts in which the right to Intellectual Property granted or received in such Contract is non-exclusive, not material and merely incidental or ancillary to the transaction contemplated in such Contract);
(xiii)    that is the subject of any Action individually that is reasonably expected to result in payments by the Company in excess of $1,000,000 and under which there are outstanding obligations (including settlement agreements) of the Company or any of its Subsidiaries; or
(xiv)    any binding commitment (orally or in writing) by the Company or any of its Subsidiaries to enter into any of the foregoing.
(b)    The Company has made available to Parent a true and complete copy of each Contract listed or required to be listed in Section 4.19(a) of the Company Disclosure Schedule (such Contracts, together with any Contract to which the Company or any of its

Subsidiaries becomes a party or by which it becomes bound after the date of the Option Agreement that would be required to be listed in Section 4.19(a) of the Company Disclosure Schedule if in effect as of the date of the Option Agreement, the “Material Contracts” and each, a “Material Contract”). Each of the Material Contracts is a valid, binding obligation of the Company, and to the Knowledge of the Company, each other party thereto, and in full force and effect, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since the Applicable Date, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Material Contract, has breached or violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract, except for breaches, violations or defaults that have been cured.
Section 4.20    Customers and Suppliers.
(a)    Section 4.20(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of the ten (10) largest customers of the Company and its Subsidiaries (the “Top Customers”), as determined by revenue of each such customer for the twelve (12)-month period ended March 31, 2026. Since December 31, 2025, there has not been any written notice (or to the Knowledge of the Company, other notice) from any Top Customer that such Top Customer has (i) terminated or canceled or intends to terminate or cancel any Contract with the Company or any of its Subsidiaries or (ii) reduced or intends to reduce its business with the Company or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise) in a manner that has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(b)    Section 4.20(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of the ten (10) largest suppliers of the Company and its Subsidiaries (the “Top Suppliers”), as determined by accrued expenses of each such supplier for the twelve (12)- month period ended March 31, 2026. Since December 31, 2025, there has not been any written notice (or to the Knowledge of the Company, other notice) from any Top Supplier that such Top Supplier has (i) terminated or canceled or intends to terminate or cancel any Contract with the Company or any of its Subsidiaries or (ii) reduced or intends to reduce its business with the Company or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise) in a manner that has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.21    Affiliate Transactions.
(a)    Except for Contracts set forth in Section 4.21(a) of the Company Disclosure Schedule or entered into after the date of the Option Agreement in compliance with Section 6.01, neither the Company nor any Subsidiary of the Company is a party to any Contract or other transaction, agreement or binding arrangement or understanding between the Company or its Subsidiaries, on the one hand, and any Affiliates thereof (other than wholly owned Subsidiaries of such Person) on the other hand.
(b)    No officer, director or, to the Knowledge of the Company, employee of the Company (nor, to the Knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership, corporation or other entity in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell, (ii) any interest in any Person that purchases from or sells or furnishes to the Company any goods or services or (iii) any interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 4.21(b).
Section 4.22    Finders’ Fees. There is no financial advisor, investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is or may be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. The Company has made available to Parent complete and correct copies of all agreements under which such fee or commission is payable.
Section 4.23    No Other Representations or Warranties.
(a)    Except for the representations and warranties made in this Article 4, as qualified by the Company Disclosure Schedule, or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article 4, as qualified by the Company Disclosure Schedule, or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business; or (ii) any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Merger or the transactions contemplated hereby.

(b)    The Company acknowledges and agrees that the representations and warranties by Parent and Merger Sub set forth in this Agreement constitute the sole and exclusive representations and warranties of such parties in connection with the transactions contemplated hereby, and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub. Neither the Company nor any Person on behalf of the Company is relying on any representation or warranty of Parent, Merger Sub or any of their respective Affiliates except for those expressly set forth in Article 5 or in any certificate executed and delivered pursuant to the terms of this Agreement.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT
Subject to Section 11.05, except, (x) if Parent is a Public Parent only, as disclosed in any Parent SEC Document filed with or furnished to the SEC and publicly available since the IPO Date through the Business Day prior to the date of this Agreement (but excluding any general cautionary or forward-looking statements contained in the “Risk Factors” section or “Forward-Looking Statements” and any other statements that are similarly cautionary, predictive or forward-looking in nature, in each case other than any description of historical facts or events included therein); provided that this clause (x) shall not apply to the representations and warranties set forth in Section 5.05, or (y) as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company, as of the date of the Option Agreement and as of the Closing Date, as follows:
Section 5.01    Corporate Existence and Power. Each of Parent and Merger Sub (with respect to Merger Sub, since its date of incorporation) is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.
Section 5.02    Corporate Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting creditors’ rights generally and general principles of equity).

Section 5.03    Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing by or with respect to Parent or Merger Sub with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and other Antitrust Laws, (c) compliance with any applicable requirements of the Applicable Market, 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (d) any of the actions or filings set forth on Section 4.03 of the Company Disclosure Schedule and (e) any actions or filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.04    Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require payment or notice to, or any consent or other action by any Person under, constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to any right of termination, suspension, cancellation, acceleration, payment or any other change of any rights or obligations of Parent or any of its Subsidiaries, or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding on Parent or any of its Subsidiaries or any Permit affecting, or relating to, the assets or business of Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.05    Capitalization.
(a)    As of April 15, 2026 (the “Parent Measurement Date”), the authorized capital stock of Parent consists of 15,458,073,000 shares, divided into (i) 7,226,430,000 shares of Class A Common Stock, of which 576,994,421 were issued and outstanding (and of which 15,965 were Parent Class A Restricted Shares), (ii) 1,225,000,000 shares of Class B Common Stock, of which 483,873,396 were issued and outstanding (and of which 265,166,253 were Parent Class B Restricted Shares), (iii) 2,000,000,000 shares of Class C Common Stock, of which 99,275,921 were issued and outstanding, (iv) 2,400,000,000 shares of Class D Common Stock, none of which were issued and outstanding, and (v) 2,606,643,000 shares of Preferred Stock, of which 134,451,267 were issued and outstanding. All outstanding shares of capital stock of Parent have been duly authorized and validly issued, fully paid and nonassessable and free of any purchase option, call option, right of first refusal, preemptive rights, subscription rights or any similar rights.

(b)    As of the Parent Measurement Date, 209,851,382 shares of Parent Common Stock were reserved for future issuance under the Parent Equity Plans, inclusive of shares issuable with respect to Parent Options and Parent RSUs. As of the Parent Measurement Date, there are no outstanding bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. As of the Parent Measurement Date, except as set forth in this Section 5.05, there were no outstanding (i) shares of capital stock or other voting securities of or ownership interests in Parent, (ii) securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in Parent, (iii) warrants, calls, options, subscriptions, commitments, Contracts or other rights to acquire from Parent, or other obligation of Parent to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities of or ownership interests in, Parent or (iv) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or ownership interests in, Parent (the items in clauses (i) through (iv), including, for the avoidance of doubt, the Parent Shares, being referred to collectively as the “Parent Securities”). As of the Parent Measurement Date, neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to the voting, registration or transfer of any Parent Securities.
(c)    The Parent Shares to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.
Section 5.06    Subsidiaries.
(a)    Each Subsidiary of Parent is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate, limited liability company or comparable powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b)    All of the issued and outstanding shares of common stock of Merger Sub are, and as of immediately prior to the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, prior to the Effective Time, Merger Sub will have engaged in no business and have no liabilities or obligations other than those incident to its formation and in connection with such transactions. Merger Sub has no Subsidiaries.
Section 5.07    SEC Filings and the Sarbanes-Oxley Act. If, as of the date of this Agreement, Parent is a Public Parent:
(a)    Since the IPO Date, Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Parent (such reports, schedules, forms, statements, prospectuses, registration statements and other documents so filed or furnished since the IPO Date, collectively, together with any exhibits and schedules thereto and other information incorporated therein, as they may have been supplemented, modified or amended since the date of filing, the “Parent SEC Documents”). As of the date of this Agreement, (i) there are no outstanding or unresolved written comments from the SEC with respect to the Parent SEC Documents and (ii) to Parent’s Knowledge, none of the Parent SEC Documents filed on or prior to the date hereof is the subject of ongoing SEC review.
(b)    As of its filing date (or, if amended by a filing prior to the date hereof, on the date of any such filing), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Applicable Market, the 1933 Act, the 1934 Act, the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated under the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.
(c)    As of its filing date (or, if amended by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act did not, and each Parent SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(d)    Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(e)    Since the IPO Date, Parent has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the 1934 Act) as required by Rule 13a- 15 or 15d-15, as applicable, under the 1934 Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s internal control over financial reporting is in compliance with the applicable requirements of Section 404 of the Sarbanes-Oxley Act, and Parent’s internal control over financial reporting is effective. Since the IPO Date, neither Parent nor, to the Knowledge of Parent, Parent’s independent registered accountant has identified or been made aware of (i) any significant deficiencies or material weaknesses in the design or operation of Parent’s internal control over financial reporting that are reasonably expected to adversely affect Parent’s ability to record, process, summarize or report financial information or (ii) any fraud, whether or not material, that involves the management or other employees of Parent who have a significant role in Parent’s internal control over financial reporting.
(f)    There are no outstanding loans or other extensions of credit made by Parent or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Parent.
(g)    Since the IPO Date, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the Applicable Market, and the statements contained in any such certifications are complete and correct as of their respective dates.
Section 5.08    Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including, if Parent is a Public Parent, those included or incorporated by reference in the Parent SEC Documents) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto and in the case of unaudited consolidated interim financial statements, if Parent is a Public Parent, as permitted by Form 10-Q of the SEC), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).
Section 5.09    No Vote/Approval Required. No vote or consent of the holders of any class, series of capital stock or membership interests of Parent or any of its Affiliates is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger and the issuance and delivery of the Parent Shares that constitute the Merger Consideration, that has not been obtained on or prior to the date hereof. The adoption of this Agreement by Parent is the only vote or consent of the holders of any class or series of capital stock of Merger Sub, necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.
Section 5.10    Tax Treatment. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, intends to take any action, or has Knowledge of any fact or circumstance, in each case, that could reasonably be expected to prevent or impede the Merger from qualifying as, or to cause the Merger to fail to qualify as, a “reorganization” within the meaning of Section 368(a) of the Code.
Section 5.11    Litigation. There is no Action pending (a) in which Parent or any of its Subsidiaries is a claimant or a plaintiff that is material to Parent and its Subsidiaries, taken as a whole, or (b) against, threatened in writing against or, to the Knowledge of Parent, otherwise threatened against Parent or any of its Subsidiaries before (or, in the case of threatened Actions, would be before) or by any Governmental Authority or arbitrator, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.12    Absence of Certain Changes. Since the Parent Balance Sheet Date (or, if Parent is a Public Parent, since the IPO Date) through the date of this Agreement, there has not been any event, change, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.13    No Other Representations or Warranties.
(a)    Except for the representations and warranties made in this Article 5, as qualified by the Parent Disclosure Schedule, or any certificate delivered pursuant to this Agreement, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger or the transactions contemplated hereby, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article 5, as qualified by the Parent Disclosure Schedule, or any certificate delivered pursuant to this Agreement, neither Parent, Merger Sub nor any other Person makes or has made any representation or warranty to Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) any oral or written information presented to Company or any of its Affiliates or Representatives in the course of the negotiation of this Agreement or in the course of the Merger or the transactions contemplated hereby.
(b)    Parent acknowledges and agrees that the representations and warranties by the Company set forth in this Agreement constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby, and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company. In connection with their due diligence investigation of the Company, Parent and Merger Sub have received and may continue to receive after the date hereof from the Company certain estimates, projections, forecasts and other forward-looking information regarding the Company and its businesses and operations. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements and that Parent and Merger Sub will have no claim against the Company with respect thereto unless any such information is expressly included in a representation or warranty contained in this Agreement. Neither Parent nor any Person on behalf of Parent or Merger Sub is relying on any representation or warranty of the Company or any of its Affiliates except for those expressly set forth in Article 4 or in any certificate executed and delivered pursuant to the terms of this Agreement.
ARTICLE 6
COVENANTS OF THE COMPANY
The Company agrees that:
Section 6.01    Conduct of the Company. During the period from the date hereof until the earlier of (i) the valid termination of this Agreement in accordance with its terms and (ii) the Effective Time, except (A) with the prior written consent of Parent in each instance (which consent shall not be unreasonably withheld, delayed or conditioned); provided that Parent’s consent will be deemed obtained if Parent has not expressly denied its consent with respect to a given action within five (5) Business Days following the Company’s request for Parent’s consent, (B) as required by Applicable Law, (C) as otherwise expressly contemplated or permitted by this Agreement, or (D) as set forth in Section 6.01 of the Company Disclosure Schedule, (1) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (v) conduct its business in the ordinary course of business, (w) preserve substantially intact its present business organization and the material assets of the Company and its Subsidiaries, (x) comply in all material respects with Applicable Laws and its Contracts, and maintain in effect all necessary material Permits, (y) preserve the existing relationships of the Company and its Subsidiaries with their respective customers, suppliers, employees and other Persons with which the Company or any of its Subsidiaries has material business relations, and (z) keep available the services of its directors, officers and key employees on commercially reasonable terms (other than for terminations of employment services for cause), and (2) the Company shall not, nor shall it permit any of its Subsidiaries to:
(a)    with respect to the Company, amend its certificate of incorporation or bylaws (whether by merger, consolidation or otherwise);
(b)    enter into any new line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement;
(c)    (i) adjust, split, combine, subdivide or reclassify any shares of its capital stock (other than such transactions by a wholly owned Subsidiary of the Company), (ii) declare, authorize, establish a record date for, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (including any Company Shares), except for dividends by any of its wholly-owned Subsidiaries, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of its capital stock (including any Company Shares), Company Securities or any Company Subsidiary Securities, other than (A) the withholding of equity securities to satisfy tax obligations with respect to awards granted pursuant to any Equity Plans existing as of the date of this Agreement or (B) the acquisition by the Company of awards granted pursuant to any Equity Plans prior to the date hereof or otherwise in accordance with this Agreement in connection with the forfeiture of such awards;

(d)    (i) issue, deliver, sell, dispose, encumber, grant, confer, award or authorize the issuance, delivery, sale, disposal, encumbrance, grant, conferral or award of, any Company Securities or Company Subsidiary Securities, other than the issuance (A) of any shares of Company Common Stock upon the exercise of any Company Options or settlement of Company RSUs that are outstanding on the date of this Agreement in accordance with the terms of those equity-based awards on the date of this Agreement, and (B) of any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company, or (ii) amend or otherwise change any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);
(e)    incur any capital expenditures or any obligations or liabilities in respect thereof, except (i) for those as contemplated by Section 6.01(e) of the Company Disclosure Schedule, (ii) any capital expenditures not contemplated by clause (i) in an amount not to exceed $5,000,000 in the aggregate; provided that amounts paid as consideration for acquisitions permitted under Section 6.01(f) shall not constitute capital expenditures for purposes of this Section 6.01(e);
(f)    acquire (by merger, consolidation, acquisition or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement that is made available to Parent, or (ii) acquisitions for which the consideration is less than $5,000,000 individually or $25,000,000 in the aggregate;
(g)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than such transactions among wholly owned Subsidiaries of the Company;
(h)    sell, lease, license or otherwise transfer, or dispose of, mortgage, sell and lease back or otherwise, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses or other interests therein whether tangible or intangible (including securitizations) (other than non-exclusive licenses or sublicenses of Intellectual Property in the ordinary course), other than (i) sales of inventory and equipment in the ordinary course of business, or sales of or disposals of obsolete or worthless assets at the end of their scheduled retirement, (ii) Permitted Liens, (iii) transfers among the Company and its wholly owned Subsidiaries, or among the wholly owned Subsidiaries of the Company, and (iv) sales, leases, licenses, transfers or dispositions for which the consideration is less than $2,500,000 individually and $5,000,000 in the aggregate;
(i)    sell, assign, license, sublicense, transfer, convey, abandon, waive, lapse or incur any Lien other than Permitted Liens on or otherwise dispose of or fail to maintain, enforce or protect any Company IP (except for non-exclusive licenses or sublicenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice in connection with the sale or provision of the Company’s products or services or the lapse of Intellectual Property at the end of its statutory term);

(j)    make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) in the ordinary course of business or (ii) for acquisitions permitted by Section 6.01(f);
(k)    create, incur, assume, refinance or otherwise become liable with respect to any Indebtedness for borrowed money or guarantees thereof, other than Indebtedness for borrowed money among the Company and its Subsidiaries or among Subsidiaries of the Company, or guarantees thereof;
(l)    except in compliance with the other provisions of this Section 6.01(l) or otherwise for entry into any Material Contract in the ordinary course of business (i) with a term not to exceed one (1) year or (ii) that is terminable for convenience by the Company or the applicable Subsidiary of the Company upon less than ninety (90) days’ notice without any penalty or liability to the Company or its Subsidiaries, enter into, amend or modify in any material respect or terminate or fail to renew any Material Contract or any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder;
(m)    enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $500,000 per year in any single case;
(n)    enter into any Contract with any Interested Party;
(o)    except as required by the terms of any Employee Plan as in effect on the date hereof or by Applicable Law, (i) with respect to any current or former Service Provider (A) grant or increase any compensation, bonus, severance, retention, change in control, termination pay, welfare or other benefits, (B) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any equity or equity-based awards held by, any current or former Service Provider, (C) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Plan, or (D) enter into or amend any employment, consulting, severance, retention, change in control, termination pay, retirement, deferred compensation, transaction bonus or similar agreement or arrangement, (ii) establish, terminate, adopt, enter into or materially amend any material Employee Plan other than annual renewals of health and welfare benefits in the ordinary course of business, (iii) hire any employees with base compensation in excess of $500,000, (iv) terminate the employment of any Company Employee with base compensation in excess of $300,000, (v) take any actions that would result in any Service Provider being able to claim “good reason” (or term of similar meaning) prior to or as a result of the Closing pursuant to the provisions of any Employee Plan, or (vi) amend any Contract with a professional employer organization or employer of record (other than immaterial amendments that do not impact the Company’s ability to terminate such Contract as of the Closing);

(p)    change in any respect the Company’s methods of accounting, except as required by changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;
(q)    settle, release, waive, discharge or compromise, or offer or propose to settle, release, waive, discharge or compromise (i) any Action or threatened Action (excluding any Action or threatened Action relating to Taxes, which shall be subject to Section 6.01(r)) involving or against the Company or any of its Subsidiaries that results in a payment obligation (net of insurance proceeds) of the Company or any of its Subsidiaries in excess of $2,000,000 individually or $10,000,000 in the aggregate, or that imposes any material restrictions or limitations upon the assets, operations or business of the Company or any of its Subsidiaries or equitable or injunctive remedies or the admission of any criminal wrongdoing or (ii) any Action or threatened Action (excluding any Action or threatened Action relating to Taxes, which shall be subject to Section 6.01(r)) that relates to the transactions contemplated hereby;
(r)    (i) make, change or revoke any material election with respect to Taxes, other than in the ordinary course of business, (ii) file any amended material Tax Return, (iii) settle or compromise any material Tax claim, audit or assessment, (iv) prepare and file any material Tax Return in a manner materially inconsistent with past practice, (v) adopt or change any material Tax accounting method, (vi) change any Tax accounting period, (vii) enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, offset or reduction in Tax, or (viii) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than any such extensions or waivers automatically granted);
(s)    fail to use reasonable best efforts to maintain in full force and effect existing material insurance policies (or substantially similar replacements thereto); provided that in the event of a termination, cancellation or lapse of any material insurance policy, the Company shall use commercially reasonable efforts to promptly obtain replacement policies providing substantially comparable insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries as currently in effect as of the date hereof; or
(t)    agree, resolve or commit to do any of the foregoing.
Section 6.02    Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Mutual Non-Disclosure Agreement, dated as of April 6, 2026, between the Company and Parent (the “Confidentiality Agreement”), the Company shall (and shall cause its Subsidiaries to), upon reasonable prior written notice (a) provide Parent or its Representatives reasonable access to the Representatives and offices, properties, books and records, work papers and other documents of the Company and its Subsidiaries (including existing financial and operating data relating to the Company and its Subsidiaries) and to Service Providers in accordance with Section 6.02 of the Company Disclosure Schedule, (b) furnish to Parent and its Representatives such existing information as such Persons may reasonably request within a reasonable time of such request, including copies of such existing information, (c) if Parent is a Private Parent, provide to Parent and its Representatives financial and other information in respect of the Company and its Subsidiaries for inclusion in Parent’s filings with the SEC in connection with the IPO, and (d) provide to Parent and its Representatives such other cooperation as may be reasonably requested in writing by Parent in connection with the IPO or, following the IPO, Parent’s conduct as a publicly listed company. Any investigation pursuant to this Section 6.02 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries and, subject to the immediately succeeding sentence, Parent shall only have the right to perform a visual site assessment of the Company properties. Notwithstanding anything to the contrary herein, (i) the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information is prohibited by Applicable Law or an existing Contract or agreement, but the Company will use commercially reasonable efforts to institute an alternate arrangement reasonably acceptable to Parent that enables Parent to gain access to the relevant information; (ii) Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Company’s good faith opinion the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability; provided that the Company shall use commercially reasonable efforts to provide aggregated or anonymized versions of such information to the extent reasonably requested by Parent; (iii) Parent and its Representatives shall not be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of the Company or its Subsidiaries without the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion; and (iv) to the extent the Company is obligated to provide Parent or its Representatives with physical access to the officers, key employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents pursuant to this Section 6.02, the Company may instead provide such access by electronic means if physical access would not be permitted under Applicable Law. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.02 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. No information or knowledge obtained by Parent in any investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made by the Company hereunder or to operate as a non-compete obligation against Parent and its Subsidiaries.
Section 6.03    Exclusivity.
(a)    From the date hereof until the Effective Time, the Company shall not and shall cause its Subsidiaries and its and their directors and officers not to, and shall use reasonable best efforts to cause its and their Representatives not to, directly or indirectly, (i) solicit, initiate, endorse, knowingly facilitate or knowingly encourage the submission by a Third Party of any Acquisition Proposal, (ii) enter into, engage in or participate in any discussions or negotiations with or otherwise communicate with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records, work papers and other documents related to the Company or any of its Subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, knowingly facilitate or knowingly encourage any effort by any Third Party, in each case, in connection with or in response to an Acquisition Proposal, or any inquiry that would reasonably be expected to lead an Acquisition Proposal, (iii) enter into any oral or written or binding or non-binding agreement in principle, letter of intent, indication of interest, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument contemplating an Acquisition Proposal, (iv) consummate (or enter into any agreement to consummate) any transaction contemplated by any Acquisition Proposal, (v) take any action, directly or indirectly, or enter into any arrangement or understanding, the purpose or reasonably foreseeable effect of which is to circumvent or avoid the restrictions set forth in this Section 6.03(a), or (vi) resolve, agree or propose to do any of the foregoing.
(b)    The Company shall, and shall cause its Subsidiaries and its and their directors and officers to, and shall direct its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations or other communications, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the twelve (12) month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information), in accordance with the terms of such confidentiality agreements. The Company shall use its reasonable best efforts to secure all certifications of such return or destruction as promptly as practicable.
(c)    The Company shall promptly (and in any event within forty eight (48) hours) notify Parent orally and in writing of any Acquisition Proposal or any inquiry or other contact that would reasonably be expected to lead to an Acquisition Proposal, including the identity of the Person making such Acquisition Proposal, inquiry or other contact and the material terms and conditions thereof.
(d)    The Company shall not, and shall cause its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party, without the prior written consent of Parent.
Section 6.04    Financial Statements.
(a)    From and after the date of this Agreement until the earlier of (i) the valid termination of this Agreement in accordance with its terms and (ii) the Effective Time, the Company shall deliver to Parent the unaudited consolidated balance sheets and related consolidated statements of operations and comprehensive loss, consolidated stockholders’ equity and consolidated statement of cash flows of the Company and its consolidated Subsidiaries (such quarterly unaudited consolidated financial statements the “Interim Rule 3-05 Financials”) after the Company Balance Sheet Date that is completed prior to the termination of this Agreement in accordance with its terms, within twenty (20) days following the end of each such fiscal quarter. In addition, in each case, such Interim Rule 3-05 Financials shall (A) cover the relevant interim period since the date of the balance sheet contained in the Company Audited Financial Statements, together with the comparative prior-year interim period, (B) be reviewed by the

Company’s independent auditors and (C) otherwise comply with the requirements under Rule 3-05 of Regulation S-X under the 1933 Act. All costs incurred in connection with preparing and obtaining such Interim Rule 3-05 Financials shall be borne solely by the Company.
(b)    If the Closing has not occurred prior to January 31, 2027, upon Parent’s reasonable request, the Company shall deliver to Parent, within sixty (60) days of the end of the Company’s fiscal year ending January 31, 2027, the audited consolidated balance sheets, consolidated statements of operations and comprehensive loss, consolidated statements of stockholders’ equity and consolidated statements of cash flows of the Company and its consolidated Subsidiaries as of and for the fiscal years ended January 31, 2027 and 2026 (together with the Interim Rule 3-05 Financials, the “Rule 3-05 Financials”), which shall be prepared in accordance with GAAP and comply with the requirements under Rule 3-05 of Regulation S-X under the 1933 Act, and such audited annual financial statements shall be accompanied by the final certified unqualified report of the Company’s independent public auditors with respect thereto. All costs incurred in connection with preparing and obtaining such audited financial statements shall be borne solely by the Company.
(c)    The Company shall (i) assist Parent and its Representatives in causing to be prepared in a timely manner customary pro forma financial statements and any other financial information or statements that are reasonably required to be included in, if Parent is a Private Parent, the Registration Statement on Form S-1 related to Parent’s IPO or one or more Current Reports on Form 8-K following the consummation of the IPO and any other filings to be made by Parent with the SEC, (ii) use reasonable best efforts to cause the Company’s independent auditors to deliver customary “comfort letters” reasonably requested by Parent and (iii) use reasonable best efforts to obtain the consents of the Company’s independent auditors reasonably requested by Parent. All costs incurred in connection with such efforts shall be borne solely by the Company.
Section 6.05    Company Stockholder Approval; Information Statement.
(a)    The Company shall deliver to Parent, within forty-eight (48) hours of the execution and delivery of this Agreement, the Company Stockholder Approval.
(b)    The Company shall reasonably promptly give Parent any and all notices of stockholder meetings and solicitations for written consents pertaining to the matters contemplated by Section 1.1(c) of the Support and Proxy Agreements and shall deliver proxy statements and similar materials with sufficient time for Parent to exercise its rights thereunder.
(c)    Within ten (10) Business Days after the execution and delivery of this Agreement, the Company shall (subject to the Parent’s review and approval of such Information Statement, such approval not to be unreasonably withheld, conditioned or delayed) send to the stockholders of the Company that did not execute and deliver a Company Stockholder Approval and to all stockholders who are entitled to appraisal rights, an information statement which shall include a written consent approving the Merger and a waiver of appraisal rights (such information statement, together with all amendments and supplements thereto, in the form delivered to such stockholders, the “Information Statement”), which shall constitute the notice required by Section 228(e) and Section 262 of the DGCL. The Company shall provide Parent with a reasonable opportunity to review and comment on the Information Statement before it is delivered to such stockholders, and include in the Information Statement all changes reasonably proposed by Parent.
Section 6.06    280G Matters. Prior to the Closing, the Company shall use its commercially reasonable efforts to (i) secure from each person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) a waiver of such disqualified individual’s rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such disqualified individual so that all remaining payments and/or benefits applicable to such disqualified individual shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G of the Code and (ii) seek the approval of the requisite stockholders who are entitled to vote in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1, which shall include adequate written disclosure to all stockholders who are entitled to vote prior to such vote, of any such Waived 280G Benefits. At least ten (10) Business Days prior to the Closing, Parent shall provide to the Company a summary of the material compensation related terms of any agreement, contract or arrangement that Parent or its Affiliates are providing or entering into on or in connection with the Closing Date with respect to any disqualified individual in connection with the transactions contemplated hereby that could be treated as a “parachute payment” (either alone or together with any other payments to a disqualified individual). At least five (5) Business Days prior to seeking such stockholder approval, the Company shall provide drafts of such waivers and such stockholder approval materials to Parent for its reasonable review and comment. Prior to the Closing, the Company shall deliver to Parent evidence that a vote of the requisite stockholders who are entitled to vote was solicited in accordance with the foregoing provisions of this Section 6.06 and the results of such vote. For the sake of clarity, in no event shall the Company be deemed in breach of this Section 6.06 if any disqualified individual refuses to execute a waiver or the stockholder vote is not obtained.
Section 6.07    Certain Deliverables. Prior to the Closing, the Company shall use reasonable best efforts to cause each of the Persons identified in Section 6.07 of the Company Disclosure Schedule (other than any Key Stockholders (as defined in the Option Agreement) who have already delivered their Revest Agreements prior to the date hereof) (the “Revest Company Employees”) to enter into a Revest Agreement in the form attached hereto as Exhibit B.
ARTICLE 7
COVENANTS OF PARENT
Parent agrees that:
Section 7.01    Conduct of Parent. During the period from the date hereof until the earlier of (i) the valid termination of this Agreement in accordance with its terms and (ii) the

Effective Time, except (A) with the prior written consent of the Company in each instance (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the Company’s consent will be deemed obtained if the Company has not expressly denied its consent with respect to a given action within five (5) Business Days following Parent’s request for the Company’s consent, (B) as required by Applicable Law, (C) as otherwise expressly contemplated or permitted by this Agreement or (D) as set forth in Section 7.01 of the Parent Disclosure Schedule, Parent shall not, nor shall it permit any of its Subsidiaries to:
(a)    adopt or propose any change in the certificate of incorporation of Parent in any manner that would be materially adverse to the Company or the Company’s stockholders (other than, if Parent is a Private Parent, in connection with or in furtherance of the negotiation, structuring or consummation of the IPO);
(b)    adopt a plan or agreement of complete or partial liquidation or dissolution of Parent;
(c)    declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to Parent’s capital stock (excluding, for the avoidance of doubt, stock buybacks); or
(d)    agree or commit to do any of the foregoing.
Section 7.02    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Immediately following the execution and delivery of this Agreement, Parent shall, in its capacity as the sole stockholder of Merger Sub, adopt this Agreement and approve the Merger, in writing.
Section 7.03    Director and Officer Liability. (a) Without limiting any other right that an Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, Parent shall, and shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:
(1)    For six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former directors, officers, employees, fiduciaries and agents of the Company and its Subsidiaries, and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect thereof) in respect of the Indemnified Persons’ having served in such capacity at or prior to the Effective Time, in each case, to the fullest extent permitted by the DGCL or provided under the organizational documents of the Company and its Subsidiaries in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, the Surviving Corporation shall advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation in each case to the extent the Company is required to do so and on the same terms as provided in the organizational documents of the Company and its Subsidiaries in effect on the date hereof; provided that any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 7.03, upon learning of any such proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 7.03 except to the extent such failure materially prejudices such party’s position with respect to such claims); and
For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect provisions in the organizational documents of the Surviving Corporation and its Subsidiaries (or in such documents of any successor to the business thereof) regarding elimination of liability of directors, indemnification of officers, directors, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.
(b)    From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person that is set forth in Section 7.03(b) of the Company Disclosure Schedule, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.
(c)    Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of him or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto; provided, further, that the aggregate cost of any such tail policy shall not exceed 300% of the last annual premium paid by the Company in respect of the D&O Insurance (which amount is set forth in Section 7.03(c) of the Company Disclosure Schedule); provided, further, that if the aggregate premiums of such tail policy exceed such amount, the Company shall, or Parent shall cause the Surviving Corporation to, as applicable, obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
(d)    If either Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or consummates any division transaction, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation (as applicable) shall assume the obligations set forth in this Section 7.03.
(e)    The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the organizational documents of the Company or any of its Subsidiaries under the DGCL or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries that is set forth in Section 7.03(b) of the Company Disclosure Schedule.
Section 7.04    Employee Matters.
(a)    For the period commencing at the Closing and ending on the first anniversary thereof or shorter period of employment with Parent and its Affiliates (including the Surviving Corporation) following the Closing (the “Continuation Period”), Parent shall provide, or shall cause its Affiliates (including the Surviving Corporation) to provide, each Company Employee who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) and who continues employment during such time period, with (i) a base salary or base wages and target annual or short-term cash incentive compensation opportunities that, in the aggregate, are no less than those provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time, (ii) other employee benefits (excluding any change in control, transaction, stay, retention or similar bonuses or payments and any nonqualified deferred compensation, defined benefit pension, retiree health or welfare, long-term incentive compensation and equity compensation) that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time, and (iii) severance benefits that are no less favorable than those provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time.
(b)    With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, or any other employee benefit plan, program or arrangement maintained by Parent or its Affiliates in which any Continuing Employee is eligible to participate on or after the Closing, for all purposes (other than for benefit accrual purposes under any defined benefit pension plan, nonqualified deferred compensation plan or post-retirement medical and welfare plan or for purposes of vesting under any new equity incentive compensation granted after the Closing), Parent shall, or shall cause its Affiliates (including the Surviving Corporation) to treat such Continuing Employee’s service with the Company or any of its Subsidiaries prior to the Closing as service with Parent and its Affiliates to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service under any analogous Employee Plan; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service.
(c)    The Company shall use commercially reasonable efforts to enact board resolutions to terminate, as of the day immediately preceding the Closing Date (but subject to occurrence of the Closing), the Company’s 401(k) plan (the “Company 401(k) Plan”). The Company shall provide Parent with copies of such resolutions (the form and substance of which shall be subject to review and reasonable comment by Parent) as of the day immediately preceding the Closing Date. In connection with the termination of the Company 401(k) Plan, as promptly as possible after the Closing Date, Parent shall permit each Continuing Employee who is a participant in the Company 401(k) Plan to (i) become a participant in a 401(k) plan of Parent or its Subsidiary that is an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) (the “Parent 401(k) Plan”) as promptly as possible after the Closing Date, and (ii) make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash or a note (in the case of a participant loan) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan effective as of the Closing Date (provided that the foregoing shall not require the Parent 401(k) Plan to accept a rollover of more than one loan note per participant). Notwithstanding the foregoing, the Company shall not terminate the Company 401(k) Plan if, not later than ten (10) Business Days prior to the Closing Date, Parent requests that the Company not terminate such plan.
(d)    In the plan year in which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation or another Affiliate to, with respect to any welfare benefit plans of Parent or its Affiliates in which any Continuing Employee is eligible to participate on or after the Effective Time, use commercially reasonable efforts to (i) cause any preexisting conditions or limitations and eligibility waiting periods to be waived with respect to Continuing Employees and their eligible dependents to the same extent satisfied or waived under the corresponding Employee Plan as of the Effective Time, and (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable copayments, deductibles and annual out-of- pocket limits for expenses incurred prior to the Effective Time under the corresponding Employee Plan to the same extent as such Continuing Employee was entitled, prior to the Effective Time, to recognition of such copayments, deductibles and annual out-of-pocket limits under the corresponding Employee Plan.
(e)    From and after the Effective Time, Parent shall cause the Surviving Corporation to continue and honor its obligations under all employment, severance, change in control and other agreements between the Company (or a Subsidiary thereof) and each

Continuing Employee, in each case, for the term of such agreement as in effect at the Effective Time and subject to any amendments that may be permitted by the amendment provisions of such agreement.
(f)    Parent shall take the actions set forth in Section 7.04(f) of the Company Disclosure Schedule.
(g)    Nothing in this Section 7.04, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto, including any current or former Service Provider, Company Employee or Continuing Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any Employee Plan or other benefit plan, program, agreement or arrangement, (iii) subject to compliance with this Section 7.04, shall alter or limit the ability of Parent or any of its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to amend, modify or terminate any Employee Plan or any other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) shall create any obligation on the part of Parent or its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to employ or engage any Service Provider for any period following the Effective Time.
Section 7.05    Stock Exchange Listing. If Parent is a Public Parent, Parent shall use its reasonable best efforts to cause the Parent Shares to be issued as part of the Merger Consideration to be listed on the Applicable Market, subject to official notice of issuance.
Section 7.06    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such similar Taxes imposed on the Company or any of its Subsidiaries with respect to the Merger shall be paid by the Company when due.
ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY
The parties hereto agree that:
Section 8.01    Reasonable Best Efforts.
(a)    Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement prior to the End Date, including using such reasonable best efforts in connection with (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b)    In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make or cause to be made (x) an appropriate filing of a Notification and Report Form pursuant to the HSR Act within twenty (20) Business Days after the date hereof, and (y) all other filings required pursuant to applicable foreign Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable after the date hereof. Each of Parent and the Company shall provide all information and assistance reasonably required in connection with the preparation and submission of any such filings and respond as promptly as practicable to any inquiries received from any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act and any other Governmental Authority under an Antitrust Law and use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods, or obtain any other, nonactions, waivers, consents, clearances, decisions, declarations, authorizations, orders or approvals required under the HSR Act and all other applicable Antitrust Laws as soon as practicable (taking into account the time reasonably needed to respond to and resolve concerns or requirements of applicable regulators). Each party hereto shall (i) notify the other parties of any substantive communication to that party from any Governmental Authority, and, subject to Applicable Law, permit the other parties reasonable advance opportunity to review and discuss, and consider in good faith the views of the other party in connection with, any proposed substantive communication, written or otherwise, to any Governmental Authority, (ii) promptly furnish the other parties with copies of all correspondence, filings and written communications between it and its Representatives, on the one hand, and such Governmental Authority, on the other hand, with respect to this Agreement and the transactions contemplated hereby, (iii) not participate in any substantive meeting, teleconference, videoconference or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the transactions contemplated hereby unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties reasonable advance opportunity to attend and participate thereat and (iv) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with this Agreement. Neither party shall commit to or agree with any Governmental Authority to (A) “pull and refile” pre-merger notification and report forms under the HSR Act or stay, toll or extend any applicable waiting period under any other Antitrust Law, (B) not consummate the transactions contemplated hereby before an agreed to date or (C) any timing agreement relating to the transactions contemplated hereby without the prior written consent of the other party. Any materials exchanged in connection with this Section 8.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning valuation or other competitively sensitive material, and the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 8.01 as “outside counsel only.” Parent shall be responsible for paying all filing fees under the HSR Act and any other Antitrust Laws with respect to the transactions contemplated by this Agreement, including as set forth on Section 8.01 of the Company Disclosure Schedule.

(c)    Parent shall, upon reasonable consultation with the Company and in consideration of the Company’s views in good faith, be entitled to direct the defense of this Agreement and the transactions contemplated hereby before any Governmental Authority and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Authorities regarding (i) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act or (ii) obtaining any consent, approval, waiver, clearance, authorization or permission from a Governmental Authority; provided, however, that it shall afford the Company a reasonable opportunity to participate therein.
Section 8.02    Certain Filings; Third Party Consents. Subject to Section 8.01, the Company and Parent shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, in connection with the consummation of the transactions contemplated by this Agreement. Subject to Section 8.01, the Company shall use reasonable best efforts to take any actions and obtain all consents, approvals and waivers from third parties (other than Governmental Authorities) necessary to consummate and make effective the transactions contemplated by this Agreement; provided that in no event shall the Company be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any Person for any such actions, consents, approvals and waivers (unless Parent agrees to reimburse the Company).
Section 8.03    Public Announcements. The initial press release issued by Parent and the Company with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Company. Thereafter, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case, such disclosing party will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such public statement or press release, and will implement any reasonable comments of the other party thereto), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Notwithstanding the foregoing, (i) without prior consultation, each party may disseminate the information included in a press release or other document previously approved for external distribution by the other parties and unmodified from the version so approved, and the restrictions set forth in this Section 8.03 shall not apply in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby and (ii) no provision of this Agreement shall be deemed to restrict in any manner a party’s ability to communicate with its employees.
Section 8.04    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, assurances or other instruments and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 8.05    Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:
(a)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(b)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (other than such communications contemplated in Section 8.01, which shall be governed by such Section);
(c)    any Actions commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;
(d)    Knowledge of any inaccuracy of any representation or warranty made by that party contained in this Agreement, or any other fact, event or circumstance, that would reasonably be expected to cause any condition to the Merger to not be satisfied; and
(e)    Knowledge of any failure of that party to comply with or satisfy any covenant, condition or agreement that would reasonably be expected to cause any condition to the Merger to not be satisfied;
provided that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Notwithstanding anything to the contrary in this Agreement, a breach of the obligations of the Company or Parent under this Section 8.05 will not be taken into account for purposes of determining whether any conditions set forth in Article 9 have been satisfied.
Section 8.06    Tax Matters.
(a)    (i) The Company shall use its reasonable best efforts to deliver to each of Company Opinion Counsel and Parent Opinion Counsel a tax representation letter, dated as of the Closing Date, signed by a duly authorized executive officer of the Company, containing representations of the Company, and (ii) Parent shall use its reasonable best efforts to deliver to each of Company Opinion Counsel and Parent Opinion Counsel a tax representation letter, dated as of the Closing Date, signed by a duly authorized executive officer of Parent, containing representations of Parent, in each case (i.e., with respect to each of clause (i) and clause (ii) of this Section 8.06(a)), as shall be reasonably requested in connection with any tax opinion letter regarding the U.S. federal income tax consequences of the Merger that may be contained or set forth in the Resale Registration Statement or delivered to a party in connection with the Closing (including, without limitation, the Company Opinion or the Parent Opinion).
(b)    The parties adopt this agreement as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations thereunder.
(c)    Each of Parent and the Company shall (and shall cause its Subsidiaries and Affiliates to) use its reasonable best efforts (i) to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code with respect to which Parent and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code and (ii) not to, and not permit or cause any of its respective Subsidiaries or Affiliates to, take or cause to be taken any action, or fail to take or cause to be taken any action, which action, failure or cessation, as applicable, could reasonably be expected to cause the Merger to fail to or cease to qualify as a “reorganization” under Section 368(a) of the Code; provided, however, that taking, permitting or causing to be taken any action, or any failure to act, in each case, that is required or specifically contemplated by any other provision of this Agreement shall not constitute a breach of this Section 8.06(c). Each of Parent and the Company shall notify the other party promptly after becoming aware of any fact or circumstance that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code. In the event Parent or the Company determine that (A) it would not be able to deliver the Parent Opinion or the Company Opinion, as applicable, (B) the Merger, and a second-step merger of the Surviving Corporation with and into a domestic limited liability company that is disregarded as an entity separate from Parent for U.S. federal income tax purposes, with such limited liability company as the surviving company in the merger (the “Second Merger”), taken together, would qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (C) the Second Merger would not reasonably be expected to result in material adverse consequences to either the Company or Parent that cannot otherwise be avoided, then Parent shall cause the Surviving Corporation to consummate the Second Merger as promptly as practicable following the Merger, and shall report the Merger and the Second Merger, taken together, as a “reorganization” within the meaning of Section 368(a) (in which case references to “Merger” in the context of tax treatment will be read to include the Second Merger, as appropriate).
(d)    Except as prohibited by Applicable Law, the parties shall (and shall cause their Subsidiaries and Affiliates to) report and treat the Merger for U.S. federal, state and other applicable income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code (and comply with all reporting and recordkeeping requirements applicable to the Merger that are prescribed by the Code, the Treasury Regulations or forms, instructions or other publications of the Internal Revenue Service, including the recordkeeping and information-filing requirements prescribed by Treasury Regulations Section 1.368-3) and take no tax position inconsistent with reporting and treating the Merger for U.S. federal, state and other applicable income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 8.07    Legend Removal. Parent shall instruct the transfer agent to remove any legend, notation or similar designation restricting transferability of the Parent Shares or Termination Shares from the book-entries evidencing the Parent Shares or Termination Shares if (a) such Parent Shares or Termination Shares may be sold or transferred pursuant to Rule 144 and the applicable holder of Parent Shares or Termination Shares delivers to (i) Parent a representation letter reasonably acceptable to Parent and (ii) Parent’s transfer agent an opinion of counsel from a national law firm; or (b) such Parent Shares or Termination Shares are eligible for sale under Rule 144 without volume or manner of sale restrictions or the need for “current public information” and the applicable holder of Parent Shares or Termination Shares delivers to Parent a representation letter reasonably acceptable to Parent; provided that Parent shall not be required to instruct the transfer agent to remove any legend, notation or similar designation restricting transferability of the Parent Shares or Termination Shares during the Lock-Up Period (as defined in the Letter of Transmittal) set forth in the Letter of Transmittal. Each holder of Parent Shares or Termination Shares agrees to provide Parent, its counsel and/or the transfer agent with evidence reasonably requested by it in order to cause the removal of such legend, including, as may be appropriate, any information Parent deems necessary to determine that the legend, notation or similar designation is no longer required under the 1933 Act or applicable state laws. Any fees of Parent, the transfer agent and Parent counsel associated with the issuance of any legal opinion required by Parent’s transfer agent or the removal of such legend shall be borne by Parent. Parent shall use its commercially reasonable efforts to, at the request of any holder of Parent Shares or Termination Shares, enter into an indemnification agreement in customary form, in favor of Parent’s transfer agent (or any successor transfer agent) and such holder of Parent Shares or Termination Shares shall enter into an indemnification agreement in customary form, in favor of Parent, in lieu of any requirement of any holder of Parent Shares or Termination Shares or any of its Affiliates to provide a medallion guarantee in connection with any sale, transfer or other disposition of any Parent Shares or Termination Shares by such holder of Parent Shares or Termination Shares or any of its Affiliates. Parent will provide commercially reasonable cooperation in connection with any in- kind distribution in the manner requested by any holder of Parent Shares or Termination Shares.
ARTICLE 9
CONDITIONS TO THE MERGER
Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:
(a)    no injunction or other order issued by a court of competent jurisdiction or Applicable Law or legal prohibition shall prohibit or make illegal the consummation of the Merger; and
(b)    (i) any waiting period applicable to the Merger under the HSR Act (and any extension thereof), as well as any agreement not to close embodied in a “timing agreement” between the Parties and a Governmental Authority shall have expired or been terminated; and (ii) each consent, approval or clearance with respect to, or termination or expiration of any applicable waiting periods (and any extensions thereof) imposed under any other applicable

Antitrust Laws applicable to the Merger shall have been obtained, shall have been received, deemed to have been received or shall have terminated or expired, as the case may be, in the jurisdictions listed on Section 9.01 of the Company Disclosure Schedule.
Section 9.02    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:
(a)    the Company shall have performed and complied, in all material respects, with the covenants and obligations under this Agreement required to be performed or complied with by it at or prior to the Effective Time;
(b)    (i) the representations and warranties of the Company set forth in Sections 4.01(a) (Corporate Existence and Power) and 4.02 (Corporate Authorization) of this Agreement shall be true and correct in all respects as of the date of the Option Agreement and at and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); (ii) the representations and warranties of the Company set forth in 4.06(a) (Subsidiaries) and 4.22 (Finders’ Fees) of this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the date of the Option Agreement and at and as of the Effective Time and (B) that are qualified as to “materiality” shall be true and correct in all respects as of the date of the Option Agreement and at and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); (iii) the representations and warranties of the Company set forth in Section 4.05(a) (Capitalization) of this Agreement shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Option Agreement and at and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); (iv) the representation and warranty of the Company set forth in Section 4.08(b) (Absence of Changes) of this Agreement shall be true and correct in all respects as of the date of the Option Agreement; and (v) the representations and warranties of the Company set forth in this Agreement (other than those referred to in the preceding clauses (i) - (iv)) shall be true and correct in all respects as of the date of the Option Agreement and at and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of clause (v) disregarding for this purpose all “Company Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties;
(c)    there shall not have occurred since the date of the Option Agreement a Company Material Adverse Effect that is continuing;
(d)    the Company shall have delivered to Parent a certificate signed by an executive officer of the Company dated as of the Closing Date certifying that the conditions specified in paragraphs (a), (b) and (c) of this Section 9.02 have been satisfied;

(e)    the Company shall have taken all actions set forth in Section 9.02(e) of the Company Disclosure Schedule; and
(f)    the adoption of this Agreement by the Requisite Company Vote shall have been obtained.
Section 9.03    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following conditions:
(a)    Parent and Merger Sub shall have performed and complied, in all material respects, with the covenants and obligations under this Agreement required to be performed by them at or prior to the Effective Time;
(b)    (i) the representations and warranties of Parent and Merger Sub set forth in Sections 5.01 (Corporate Existence and Power) and 5.02 (Corporate Authorization) of this Agreement shall be true and correct in all respects as of the date of the Option Agreement and at and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); (ii) the representations and warranties of Parent set forth in Section 5.05(a) (Capitalization) of this Agreement shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Option Agreement and at and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); (iii) the representation and warranty of Parent set forth in Section 5.12 (Absence of Changes) of this Agreement shall be true and correct in all respects as of the date of the Option Agreement; and (iv) the representations and warranties of Parent set forth in this Agreement (other than those referred to in the preceding clauses (i) - (iii)) shall be true and correct in all respects as of the date of the Option Agreement and at and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in the case of clause (iv) disregarding for this purpose all “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties;
(c)    there shall not have occurred since the date of the Option Agreement a Parent Material Adverse Effect that is continuing;
(d)    if Parent is a Public Parent, the Parent Shares to be issued in the Merger shall have been authorized for listing on the Applicable Market, subject to official notice of issuance; and
(e)    Parent shall have delivered to the Company a certificate signed by an executive officer of Parent dated as of the Closing Date certifying that the conditions specified in paragraphs (a), (b) and (c) of this Section 9.03 have been satisfied.

ARTICLE 10
TERMINATION
Section 10.01    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:
(a)    by mutual written agreement of the Company and Parent;
(b)    by either the Company or Parent, if:
(i)    the Effective Time has not occurred on or before the date that is two hundred seventy (270) days after the date hereof (such date, the “Initial End Date”, and the Initial End Date, as it may be extended pursuant to this Section 10.01(b)(i), the “End Date”); provided that if as of the Initial End Date the conditions set forth in Section 9.01(a) (Legal Restraints) (to the extent relating to any Antitrust Laws, including the expiration or termination of the waiting period under the HSR Act) and Section 9.01(b) (Antitrust Laws) shall not have been satisfied or waived, but all of the other conditions set forth in Article 9 have been satisfied or waived (or are then capable of being satisfied if the Closing were to take place on such date in the case of those conditions to be satisfied at the Closing), then either the Company or Parent may extend the End Date for up to ninety (90) days (the “First Extended End Date”) by delivery of a written notice to the other party; provided, further, that if as of the First Extended End Date the conditions set forth in Section 9.01(a) (Legal Restraints) (to the extent relating to any Antitrust Laws, including the expiration or termination of the waiting period under the HSR Act) and Section 9.01(b) (Antitrust Laws) shall not have been satisfied or waived, but all of the other conditions set forth in Article 9 have been satisfied or waived (or are then capable of being satisfied if the Closing were to take place on such date in the case of those conditions to be satisfied at the Closing), then Parent may extend the End Date for up to an additional ninety (90) days by delivery of a written notice to the Company; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date; or
(ii)    any Governmental Authority of competent jurisdiction shall have issued an injunction, order or decree or enacted an Applicable Law that (A) prohibits or makes illegal consummation of the Merger or (B) permanently enjoins Parent or Merger Sub from consummating the Merger, and, with respect to any injunction, order, decree or Applicable Law referenced in clause (A) or (B), such injunction, order, decree or Applicable Law shall have become final and nonappealable (any such injunction, order, decree or Applicable Law, a “Legal Restraint”);

(c)    by Parent,
(i)    prior to the Effective Time, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured by the Company within thirty (30) days after receipt by the Company of written notice of such breach or failure; provided that, at the time of the delivery of such notice or thereafter, Parent or Merger Sub shall not be in material breach of its or their obligations under this Agreement so as to cause any of the conditions set forth in Section 9.01 or Section 9.03 not to be capable of being satisfied; or
(ii)    the Company shall have failed to deliver to Parent the Company Stockholder Approval (which constitutes the Requisite Company Vote) within 48 hours after the execution and delivery of this Agreement; or
(iii)    if, at the time of such termination, Parent is a Private Parent and the Company fails to deliver any Rule 3-05 Financials to Parent on or before the deadline specified in Section 6.04 for delivery of such Rule 3-05 Financials; or
(iv)    if, at Parent’s election, Parent terminates the Compute Agreement pursuant to Annex A to the Compute Agreement due to a Specified Material Breach (as defined in the Compute Agreement).
(d)    by the Company,
(i)    prior to the Effective Time, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured by Parent or Merger Sub within thirty (30) days after receipt by Parent of written notice of such breach or failure; provided that, at the time of the delivery of such notice or thereafter, the Company shall not be in material breach of its obligations under this Agreement so as to cause any of the conditions set forth in Section 9.01 or Section 9.02 not to be capable of being satisfied; or
(ii)    if (A) all of the conditions set forth in Section 9.01 or Section 9.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing (but only if such condition would be capable of being satisfied at the Closing)), (B) Parent and Merger Sub have failed to consummate the Merger at the Closing at the time required pursuant to Section 2.01, (C) the Company has irrevocably notified Parent in writing that (x) the Company is ready, willing and able to consummate the Merger and (y) all conditions set forth in Section 9.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing (but only if such condition would be capable of being satisfied at the Closing)) or that it is irrevocably waiving any unsatisfied conditions set forth in Section 9.03, (D) the Company has given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 10.01(d)(ii) if Parent and Merger Sub fail to consummate the Merger in accordance with Section 2.01 within three (3) Business Days after the date of such notice and (E) Parent or Merger Sub fail to consummate the Merger in accordance with Section 2.01 within three (3) Business Days after receipt of the notice contemplated by clause (D).
The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.
Section 10.02    Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from (a) the fraud of any party or (b) a willful and material breach by any party of its covenants or agreements hereunder, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such failure. Notwithstanding the foregoing, (i) the provisions of this Section 10.02, the final two sentences of Section 6.02 and Article 11 (but, in the case of Section 11.13, only to the extent relating to obligations required to be performed after termination) shall survive any termination hereof pursuant to Section 10.01, and (ii) the provisions of Section 10.03 and Section 10.04 shall survive any termination hereof pursuant to Section 10.01 in which the Regulatory Total Fee or the Total Fee, as applicable, is payable in Parent Shares.
Section 10.03 Representations and Warranties of Parent Concerning Termination Shares. Parent represents and warrants to the Company as of the date of this Agreement as follows:
(a) To the extent the Regulatory Total Fee or the Total Fee, as applicable, is payable in shares of Parent Common Stock pursuant to Section 11.04 (such shares of Parent Common Stock, the “Termination Shares”), the Termination Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Liens (other than restrictions under the organizational documents of Parent and restrictions on transfer arising under applicable securities Laws). Assuming the accuracy of the representations and warranties of the Company made in this Agreement and any certificate delivered pursuant hereto, all of the Termination Shares issued hereunder have been offered, sold and delivered by Parent in compliance with all applicable federal and state securities Laws.
Section 10.04 Representations and Warranties of Company Concerning Termination Shares. The Company represents and warrants to Parent as of the date of this Agreement as follows:

(a) To the extent the Regulatory Total Fee or the Total Fee, as applicable, is payable in Termination Shares pursuant to Section 11.04 prior to the IPO:
(i)    The Company affirmatively acknowledges that (i) Parent and/or any of its Representatives may now have, and in the future may acquire, non-public information with respect to the Termination Shares and/or Parent, its Subsidiaries and their Affiliates (the “Parent Information”) and (ii) the Parent Information may be material, and had it been provided to the Company, might have affected the Company’s investment decision with respect to acquiring the Termination Shares pursuant to this Agreement. The Company acknowledges and agrees that Parent has informed the Company that (x) Parent is or may be in possession of the Parent Information and (y) the Parent Information is not being disclosed by Parent to the Company. Notwithstanding Parent’s possession of the Parent Information, the Company desires to enter into this Agreement at this time for the Company’s own purposes. The Company acknowledges and understands that Parent would not enter into this Agreement in the absence of the protections afforded to Parent by this Section 10.04 and that the Company is entering into this Agreement, including the waivers contained herein, as an inducement to Parent to consummate the transactions contemplated hereby.
(ii)    The Company would be acquiring the Termination Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of any federal or state securities Laws. The Company acknowledges that (i) the Termination Shares are not registered under the Securities Act or any state securities Laws, (ii) the Termination Shares may not be transferred or sold except pursuant to the registration provisions of the 1933 Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable, (iii) there is not now and there may never be any public market for the Termination Shares, and (iv) Rule 144 promulgated under the 1933 Act is not presently available with respect to the sale of any Termination Shares. The Company is able to bear the economic risk of holding the Termination Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. The Company is a sophisticated investor and has evaluated both the merits and risks of the transactions contemplated by this Agreement based exclusively on its own independent review and consultation with its investment, legal, tax and accounting and other advisers as the Company has deemed necessary. The Company acknowledges and agrees that this Agreement was negotiated at arm’s length.

(iii)    The Company acknowledges and agrees that the Termination Shares are subject to restrictions on Transfer (as defined and as set forth in Section 8.12 of the bylaws of Parent) and has read and understands the restrictions set forth in the bylaws of Parent with respect to the Termination Shares.
(iv)    The Company has independently investigated and evaluated the value of the Termination Shares and the financial condition and affairs of Parent without reliance upon Parent or Parent’s representatives, had the opportunity to consult with and relied only upon the advice of its own legal counsel, accountants, financial and other advisors in determining the legal, tax, financial and other consequences of the transactions and terms contemplated by this Agreement and the suitability of such transactions for the Company, and has freely and voluntarily reached its own decision to enter into this Agreement based upon the advice of such legal counsel and advisors.
ARTICLE 11
MISCELLANEOUS
Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“email”) transmission, so long as a receipt of such email is requested and received) and shall be given, if to Parent, Merger Sub or, after the Effective Time, the Company or the Surviving Corporation, to:
Space Exploration Technologies Corp.
1 Rocket Road
Hawthorne, California 90250
Attention: ***
Email: ***
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
Attention: George Sampas
Email: GSampas@gibsondunn.com
and
Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, Suite 2100
Dallas, Texas 75201-2923
Attention: Robert Little

Email:    RLittle@gibsondunn.com
if to the Company, prior to the Effective Time, to:
Anysphere, Inc.
Attention: ***
Email:    ***
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:    Sarkis Jebejian, P.C.
Keri Schick Norton, P.C.
Steven M. Choi
Email:        sarkis.jebejian@kirkland.com
keri.schicknorton@kirkland.com steven.choi@kirkland.com
and
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention: Julian J. Seiguer, P.C.
Email:    julian.seiguer@kirkland.com
or to such other address or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.
Section 11.02 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those covenants and agreements set forth in this Article 11 (but, in the case of Section 11.13, only to the extent relating to obligations required to be performed after termination).
Section 11.03 Amendments and Waivers.
(a)    Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Requisite Company Vote has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the DGCL without such approval having first been obtained.
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 11.04 Expenses.
(a)    General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
(b)    Regulatory Total Fee. If this Agreement is terminated by (x) Parent or the Company pursuant to Section 10.01(b)(i) (End Date) or Section 10.01(b)(ii) (Legal Restraint) (to the extent the applicable injunction, order, decree or Applicable Law relates to Antitrust Laws) and, at the time of any such termination, all of the conditions in Article 9 have been satisfied or duly waived by all parties entitled to the benefit thereof, except for (A) the conditions set forth in Section 9.01(a) (Legal Restraints) (to the extent the applicable injunction, order, Applicable Law or legal prohibition relates to Antitrust Laws) or Section 9.01(b) (Antitrust Laws), and (B) any other conditions that by their nature are to be satisfied at the Closing (but only if such condition would be capable of being satisfied if the Closing Date were the date of such termination), then Parent shall pay or issue to the Company an aggregate amount equal to four billion dollars ($4,000,000,000) (the “Regulatory Total Fee”).
(c)    Total Fee. If this Agreement is terminated by the Company pursuant to Section 10.01(d) (Parent Breach; Failure to Close) and Parent has not terminated, and is not entitled to terminate, the Compute Agreement pursuant to Annex A to the Compute Agreement due to a Specified Material Breach (as defined in the Compute Agreement), then Parent shall pay or issue to the Company an aggregate amount equal to ten billion dollars ($10,000,000,000) (the “Total Fee”); provided that, if Parent is a Private Parent, then such Termination Shares shall be subject to similar terms as other investors of Parent of a similar size or nature.
(d)    In each case of Section 11.04(b) and Section 11.04(c), (i) if Parent is a Private Parent, Parent may elect to pay the applicable fee in cash or in Termination Shares, and (ii) if Parent is a Public Parent, such fee shall be payable only in cash in immediately available funds. If (A) such fee is paid in cash, it shall be paid to the Company by wire transfer of immediately available funds no later than fifteen (15) Business Days after the date of such termination, and (B) such fee is paid in Termination Shares, the number of such shares shall be determined by dividing such fee by the Parent Share Price (rounded down to the nearest whole share), and such shares shall be issued to the Company no later than fifteen (15) Business Days after the date of delivery of the Company’s duly executed counterpart to an IPO Lock-Up Agreement in the form attached hereto as Exhibit D.

(e)    For the avoidance of doubt, in no event shall Parent be required to pay or issue more than one fee pursuant to this Section 11.04, and in no event shall both the Regulatory Total Fee and the Total Fee be paid or issued.
(f)    Each party hereto agrees that, notwithstanding anything in this Agreement to the contrary, in the event that the Regulatory Total Fee or Total Fee, as applicable, is paid to the Company in accordance with this Section 11.04, (i) the payment of such fee (including, if any, the costs or expenses payable pursuant to Section 11.04(g)) shall be the sole and exclusive remedy of the Company, its subsidiaries, shareholders, Affiliates, officers, directors, employees and Representatives against Parent, Merger Sub or any of their respective Representatives or Affiliates for, (ii) in no event will the Company or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the valid termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) upon payment of such fee (including, if any, the costs or expenses payable pursuant to Section 11.04(g)) in accordance with this Section 11.04, none of Parent, Merger Sub or any of their Affiliates or Representatives shall have any further liability or obligation to the Company relating to or arising out of this Agreement or the transactions contemplated hereby; provided that payment of the Regulatory Total Fee or the Total Fee, as applicable, shall not relieve Parent from any liability or obligation under the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that, consistent with Section 6.2(b) of the Compute Agreement, (x) fifteen percent (15%) of the Regulatory Total Fee or the Total Fee, as applicable, shall be treated as the termination fee payable under this Agreement, and (y) eighty-five percent (85%) of such fee otherwise payable under this Agreement shall be treated as a deferred payment for services of the Company pursuant to the Compute Agreement (defined therein as the Modified Deferred Services Fee or the Deferred Services Fee, as applicable).
(g)    Other Costs and Expenses. Each party acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. The parties agree that the Regulatory Total Fee and the Total Fee are liquidated damages and not penalties, and the payment of the Regulatory Total Fee or the Total Fee in the circumstances specified herein is supported by due and sufficient consideration. Accordingly, if Parent fails to timely pay the Regulatory Total Fee or the Total Fee, as applicable, due pursuant to this Section 11.04(g) and, in order to obtain such payment, the Company commences a suit against Parent that results in a judgment for the payment of such fee, Parent shall also pay to the Company its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such fee, at the annual rate equal to the prime rate, as published in The Wall Street Journal in effect on the date such payment was required to be made, through the date such payment was actually received, or such lesser rate as is the maximum permitted by Applicable Law; provided that Parent’s aggregate liability for such costs, expenses and interest under this Section 11.04(g) shall not in any case exceed an amount equal to $10,000,000.

Section 11.05 Disclosure Schedule and SEC Document References.
(a)    The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face. The mere inclusion of an item in the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, respectively.
(b)    The parties hereto agree that, if Parent is a Public Parent, any information contained in any part of any Parent SEC Document filed with or furnished to the SEC and publicly available since the IPO Date through the Business Day prior to the date of this Agreement shall only be deemed to be an exception to (or a disclosure for purposes of) Parent’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.
Section 11.06 Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.03, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.03 and for the provisions of Article 2 (including, for the avoidance of doubt, the right of former holders of Company equity securities to receive the consideration to which they are entitled under Article 2), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except for the right of the Company, as sole and exclusive agent on behalf of the Company’s securityholders, to pursue damages in the event the Merger is not consummated due to fraud or a willful breach by Parent or Merger Sub hereunder, which recoverable damages shall not be limited to reimbursement of costs and expenses and may include, to the extent proven and awarded by a court of competent jurisdiction, the loss of the benefit of the bargain by securityholders of the Company, which shall be deemed to be damages of the Company and shall be recoverable by the Company on behalf of its securityholders. It is specifically intended that the Indemnified Persons are third party beneficiaries of Section 7.03.
(c)    No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto.

Any purported assignment, delegation or other transfer in violation of this Section 11.06 shall be void.
Section 11.07 Governing Law. This Agreement and all actions (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement or the Merger shall be governed by, and construed in accordance with, the internal laws of the State of Texas (except with respect to the Merger, and the effects thereof which will be subject to the laws of the State of Delaware to the extent so required), regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
Section 11.08 Jurisdiction.
(a)    Any Action arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought exclusively in the following courts, in the following order of priority:
(i)    Texas Business Courts. The Parties agree that any Action shall first be brought in the Texas Business Court, Dallas Division, to the extent such court has subject matter jurisdiction over the Action. Each Party irrevocably submits to the exclusive jurisdiction of the Texas Business Court and waives any objection to venue therein.
(ii)    Federal Courts in Texas. If and only if the Texas Business Court lacks or declines subject matter jurisdiction over an Action, such Action shall be brought in the United States District Court for the Northern District of Texas, or if such court lacks subject matter jurisdiction, then in any other federal court of the United States of America sitting in the State of Texas that has subject matter jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of such federal courts and waives any objection to venue therein.
(iii)    Texas State Courts. If and only if neither the Texas Business Court nor the federal courts described in Section 11.08(a)(ii) have or accept subject matter jurisdiction over an Action, such Action shall be brought in the state courts of the State of Texas located in Dallas County. Each Party irrevocably submits to the exclusive jurisdiction of such state courts and waives any objection to venue therein.
(b)    Service of process, summons, notice or other document by mail to a Party’s address set forth in Section 11.01 shall be effective service of process for any Action brought in any court specified in Section 11.08(a).
(c)    The Parties irrevocably and unconditionally waive any objection to the laying of venue of any Action in the courts specified in this Section and irrevocably waive and agree not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

(d)    Each Party agrees that a final judgment in any Action brought in any court specified in Section 11.08(a) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
Section 11.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, it being understood that the parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed (including by electronic signature) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed (including by electronic signature) by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
Section 11.11 Entire Agreement. This Agreement (including all Exhibits hereto, the Company Disclosure Schedule and the Parent Disclosure Schedule), the Support and Proxy Agreements, the Revest Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule shall not be deemed a part of this Agreement as provided in Section 268(b) of the DGCL, but shall have the effects provided in this Agreement.
Section 11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby, taken as a whole, is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties shall be entitled to an injunction or injunctions, or any other form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 11.08, in addition to any other remedy to which they may be entitled at law or in equity. Each party hereto accordingly agrees (i) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages and (ii) the alleged breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and will not plead in defense thereto that there are adequate remedies at law, all in accordance with the terms of this Section 11.13. The parties further agree to waive any requirement for the securing or posting of any bond or similar instrument in connection with such remedy (and each party hereto irrevocably waives any right it may have to require the securing or posting of any such bond or similar instrument), and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity. For the avoidance of doubt, in no event shall the exercise of the Company’s right to seek specific performance pursuant to this Section 11.13 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Section 10.01 and be paid the Regulatory Total Fee or the Total Fee, as applicable, pursuant to Section 11.04. For the avoidance of doubt, the Company may pursue both a grant of specific performance or other equitable remedies to the extent permitted by this Section 11.13 and the payment of the Regulatory Total Fee or the Total Fee, as applicable, pursuant to Section 11.04; provided that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to effect the Closing pursuant to this Section 11.13 and the payment of the Regulatory Total Fee or the Total Fee, as applicable, pursuant to Section 11.04.
[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

ANYSPHERE, INC.

By:	/s/ Michael Truell
Name: Michael Truell
Title: Chief Executive Officer

SPACE EXPLORATION TECHNOLOGIES
CORP.

By:	/s/ Bret Johnsen
Name: Bret Johnsen
Title: Chief Financial Officer

X67 INC.

By:	/s/ Bret Johnsen
Name: Bret Johnsen
Title: President
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
Form of Support and Proxy Agreement
[Attached.]

EXHIBIT B
Form of Revest Agreement
[Attached.]

Exhibit C
Form of Letter of Transmittal
[Attached.]

Exhibit D
Form of IPO Lock-Up Agreement
[Attached.]